Exhibit 10.58

AMERICAN LOCOMOTIVE
Providence, Rhode Island

OFFICE LEASE

by and between

ALCO CITYSIDE FEDERAL LLC

(Landlord)

and

UNITED NATURAL FOODS, INC.

(Tenant)

i

TABLE OF CONTENTS

1	DEFINITIONS.	1
2	PREMISES; MEASUREMENT.	7
3	TERM.	8
4	RENT; SECURITY DEPOSIT.	10
5	TAXES.	14
6	USE OF PREMISES.	15
7	INSURANCE AND INDEMNIFICATION.	18
8	SERVICES AND UTILITIES.	21
9	REPAIRS AND MAINTENANCE.	23
10	IMPROVEMENTS.	24
11	LANDLORD'S RIGHT OF ENTRY.	27
12	DAMAGE OR DESTRUCTION.	27
13	CONDEMNATION.	28
14	ASSIGNMENT AND SUBLETTING.	29
15	RULES AND REGULATIONS.	30
16	SUBORDINATION AND ATTORNMENT.	31
17	DEFAULTS AND REMEDIES.	32
18	ESTOPPEL CERTIFICATE.	34
19	QUIET ENJOYMENT.	35
20	NOTICES.	35
21	GENERAL	36

Exhibits

A.	Plan showing Project and Building
B.	Drawing showing approximate location of Premises
C.	Tenant Improvements/Space Plan
D.	Current Rules and Regulations
E.	Forms: First Amendment to Lease and Promissory Note
F.	Schedule of Deliveries
G.	Janitorial Specifications
H.	Parking Area Drawing

ii

OFFICE LEASE

THIS LEASE is made on this 16th day of October, 2008 (the "Effective Date"), by and between ALCO CITYSIDE FEDERAL LLC, a Rhode Island limited liability company (the "Landlord"), and UNITED NATURAL FOODS, INC., a Delaware corporation (the "Tenant").

IN CONSIDERATION of the agreements and covenants hereinafter set forth, Landlord and Tenant mutually agree as follows:

1       DEFINITIONS.

1.1           As used herein, the following terms shall have the following meanings:

"Base Operating Costs" means Operating Costs incurred for the 2009 calendar year (the "Base Year").  If less than 95% of the rentable square feet in the Project is occupied by tenants or Landlord is not supplying services to 95% of the rentable square feet of the Project at any time during any calendar year (including the Base Year), then Operating Costs for such calendar year shall be an amount equal to the Operating Costs which would normally be expected to be incurred using reasonable projections and reasonable extrapolations from existing cost data had 95% of the Project’s rentable square feet been occupied and had Landlord been supplying services to 95% of the Project’s rentable square feet throughout such calendar year.

"Base Rent" has the meaning given it in subsection 4.1.

"Base Taxes" means Taxes on the Building and the underlying tax parcel incurred for the state fiscal tax year in which (i) the Building is first re-assessed to reflect the Landlord's rehabilitation and conversion of the Building and the related improvements, and (ii) 95% of the Building’s rentable square feet has been occupied.

"Building" means the building located at 317 Iron Horse Way in Providence, Rhode Island, and commonly known as American Locomotive Works, consisting of two buildings known as “Building #51” (containing approximately 90,000 rentable square feet of space) and “Building #52” (containing approximately 40,737 rentable square feet of space).  The Building is more particularly shown on Exhibit A, subject to adjustment from time to time.

"Building Service Equipment" means all apparatus, machinery, devices, fixtures, appurtenances, equipment and personal property now or hereafter located on the Premises and owned by the Landlord.

"Common Areas" means those areas and facilities of the Building and/or Project which may be designated by the Landlord from time to time as common areas (portions of which may from time to time be relocated and/or reconfigured by the Landlord in its sole discretion so long as reasonable access (ingress and egress) to and from the Premises and Parking Areas is maintained, the number of allocated parking spaces as set forth in Section 6.5.3(b) below is maintained and visibility of the Premises is not materially adversely affected), which Common Areas include footways, sidewalks, Parking Areas, lobbies, elevators, stairwells, corridors, restrooms, and certain exterior areas on the Project (and/or the Building), subject, however, to the Rules and Regulations.

"Default Rate" means an annual floating rate of interest equal to two (2) percentage points in excess of the prime rate of interest as announced from time to time by Bank of America, or its successor.  In no event shall the default rate be less than eight (8) percent.

"Insurance Premiums" means the aggregate of any and all premiums paid by the Landlord for hazard, liability, loss-of-rent, workers’ compensation, boiler and machinery or similar insurance upon any or all of the Project.

"Landlord" means the Person hereinabove named as such and its successors and assigns.

"Lease Year" means (a) the period commencing on the Rent Commencement Date and terminating at 11:59 p.m. on the first anniversary of the last day of the month in which the Rent Commencement Date occurs, and (b) each successive period of twelve (12) calendar months thereafter during the Term.

"Legal Requirements" means all laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, whether now or hereafter in force, including but not limited to The Americans with Disabilities Act, 42 U.S.C. §12101 et. seq., and the ADA Disability Guidelines promulgated with respect thereto and the rules and regulations of the National Board of Fire Underwriters or other bodies exercising similar functions."

"Operating Costs" means any and all costs and expenses incurred by the Landlord for services performed by the Landlord or by others on behalf of the Landlord with respect to the operation and maintenance of the Premises, Building, the Project, and the Common Areas located therein and serving or allocable to the Premises (including the Parking Areas) in a manner deemed reasonable and appropriate by Landlord, including, without limitation, all costs and expenses of:

(a)	operating, maintaining, repairing, lighting, signage, cleaning, removing trash from, painting, striping, controlling of traffic in, controlling of rodents in, policing and securing the Common Areas ;

(b)	purchasing and maintaining in full force insurance for the Project as deemed necessary in Landlord's commercially reasonable discretion;

(c)
operating, maintaining, repairing and replacing machinery, furniture, accessories and equipment used in the operation and maintenance of the Project, and the personal property taxes and other charges incurred in connection with such machinery, furniture, accessories and equipment;

(d)
maintaining and repairing roofs, awnings, canopies, paving, curbs, walkways, drainage pipes, ducts, conduits, stormwater management systems, grease traps and lighting fixtures throughout the Common Areas;

(e)	interior and exterior planting, replanting and replacing flowers, shrubbery, trees, grass and planters;

(f)
operating, maintaining and repairing any equipment used in connection with providing electricity, heating, ventilation and air conditioning to the Building and costs of electricity used in the Common Areas and the central HVAC system for the Building;

(g)	gas, water and sanitary sewer services and other services, if any, furnished to the Project for the non-exclusive use of tenants.

(h)	parcel pick-up, delivery and other similar services;

(i)
accounting, legal, audit and management fees and expenses, including a property management fee equal to six (6) percent of gross rents (on a full service basis), payroll, payroll taxes, employee benefits and related expenses of all personnel directly engaged in the operation, maintenance, and management of the Project;

(j)
the cost and expense of complying with all federal, state and local laws, orders, regulations and ordinances applicable to the Project which are now in force, or which may hereafter be in force, except for violations existing as of the Rent Commencement Date;

(k)
the cost (including legal, architectural and engineering fees incurred in connection therewith) of any improvement made to the Project during any Operating Year either (x) in order to comply with a Legal Requirement or insurance requirement, whether or not such Legal Requirement or insurance requirement is valid or mandatory, except for violations existing as of the Rent Commencement Date, (y) with the reasonable expectation by Landlord of reducing Operating Costs (as, for example, a labor-saving improvement) or enhancing services, or (z) in lieu of a repair; provided, however, (i) to the extent the cost of such improvement is required to be capitalized under generally accepted accounting principles, such cost shall be amortized over the useful economic life of such improvement as reasonably estimated by Landlord, and the annual amortization shall be deemed an Operating Cost in each of the Operating Years during which the cost of the improvement is amortized; and (ii) in no event shall the amount included in Operating Costs in connection with a capital improvement of the nature described in clause (y) above exceed the annual amount by which Operating Costs were reduced as a result of such capital improvement;

(l)	providing janitorial and trash removal services to the Project and Premises;

(m)
all other costs of maintaining, repairing or replacing any or all of the Building (including expenses of landscaping, snow, ice, water and debris removal, outdoor lighting, road maintenance and interior and exterior signage relating to the Project); and

(n)
the cost of all capital improvements made to the Building which are reasonably necessary to replace equipment existing as of the Rent Commencement Date and which are not provided for in subsections (a) through (m) above; provided that the cost of each such capital improvement shall be amortized over the useful life thereof, as reasonably determined by Landlord.

Notwithstanding the foregoing, the following items shall be excluded from Operating Expenses:

(aa)	Taxes, franchise, income taxes, or excess profit imposed upon Landlord;

(ab)
rents under the Superior Lease and debt service on Mortgages and any costs and expenses relating to a refinancing or debt modification, including legal fees, title insurance premiums, survey expenses, appraisal, environmental report, or engineering report;

(ac)
leasing commissions, brokerage fees or legal fees incurred in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases and related documents with respect to the leasing, assignment or subletting of space for any occupant of the Building;

(ad)	the cost of tenant installations incurred in connection with preparing space for a new tenant or refurbishing or renovating space for an existing tenant;

(ae)	salaries and other compensations of personnel above the level of property manager;

(af)	costs of compliance with the Americans with Disabilities Act;

(ag)	capital costs, depreciation or amortization (except as provided in the list of inclusions for Operating Costs under items (j) and 0 above);

(ah)	costs resulting from the negligence, intentionally tortuous or other act or omission of the Landlord, its agents or employees;

(ai)	costs to correct original defects in the design or construction of the Building or Project;

(aj)
costs incurred in performing work or furnishing services or utilities for any tenant or other occupant or for any other building or portion of a building located in the Project, whether at such tenant's or other occupant's or at Landlord's expense, to the extent that such work or service or utility benefits only an individual tenant or group of tenants and not the Project as a whole (unless a fair allocation is made between what is benefiting the Building, and what is benefiting another party);

(ak)
any expense for which Landlord is otherwise compensated through the proceeds of insurance or condemnation awards, or is otherwise compensated by any tenant (including Tenant) of the Building for services in excess of the services Landlord is obligated to furnish to Tenant hereunder;

(al)	fines or penalties incurred by Landlord not related to the failure by Tenant to perform its obligations under this Lease;

(am)
attorneys fees and disbursements and other expenses, including settlements, incurred in connection with disputes with the Mortgagee, any lender on the Project or other tenants or occupants of the Building or the Project, or associated with the enforcement of any leases or the defense of Landlord's title or interest in the Project or any part thereof;

(n)
accounting fees incurred in preparing Landlord's financial reports for Landlord, its partners, affiliates or any Mortgagee or lender or in preparing Landlord's tax returns or other third party accounting fees not directly related to the preparation of Operating Cost statements; and

(an)	those portions of costs applicable solely to any additional buildings constructed on the Project.

"Operating Year" means each respective calendar year or part thereof during the Term, or, at the Landlord's option, any other 12-month period or part thereof designated by the Landlord during the Term.

"Parking Areas" means those portions of the Common Areas or other areas under Landlord’s control which from time to time are designated by the Landlord for the parking of automobiles and other automotive vehicles while engaged in business upon the Premises (other than while being used to make deliveries to and from the Premises).

"Person" means a natural person, a trustee, a corporation, a limited liability company, a partnership and/or any other form of legal entity.

"Premises" means that certain space having a Rentable Area of 52,560 square feet and located on the first and second floor of Building #52 and the second floor of Building #51 of the Building, as more particularly depicted on Exhibit B; provided, that if at any time hereafter any portion of the Premises becomes no longer subject to this Lease, "Premises" shall thereafter mean so much thereof as remains subject to this Lease.

"Project" means that certain project located in Providence, Rhode Island known as American Locomotive Works containing the Building thereon.  The Project is more particularly shown on Exhibit A.

"Rent" means all Base Rent and all Additional Rent.

"Rentable Area" means the rentable area of the Premises as determined hereinafter.  Landlord’s architect shall verify the Rentable Area of the Premises using the "Standard Method for Measuring Floor Area in Office Buildings", ANSI/BOMA Z65.1-1996 and provide Tenant with the calculations.  After completion of Landlord's Work, the Tenant shall have the right to verify the usable square feet of the Premises at the Tenant's sole cost.  Once the Rentable Area of the Premises has been verified and jointly agreed to, the parties shall enter into a confirmation agreement setting forth (i) the area of the Premises, (ii) the calculation of the Base Rent and (iii) the Tenants' Proportionate Share.

"Rules and Regulations" means the reasonable rules and regulations having uniform applicability to all tenants of the Project (subject to their respective leases) and governing their use and enjoyment of the Project; provided that such rules and regulations shall not materially interfere with the Tenant’s use and enjoyment of the Premises in accordance with this Lease for its uses as permitted hereunder.

"Tax Year" means the 12-month period beginning July 1 of each year or such other 12-month period (deemed for the purposes of this Lease to have 365 days) established as a real estate tax year by the taxing authority having lawful jurisdiction over the Project.

"Taxes" means the aggregate of any and all real property and other taxes, metropolitan district charges, front-foot benefit assessments, special assessments and other taxes or public or private assessments or charges levied against any or all of the tax parcel containing the Premises.  If any tax or assessment is payable over a period of time, only that portion of such tax or assessment due within the Term shall be included in Taxes.

"Tenant" means the Person hereinabove named as such and its successors and permitted assigns hereunder.

"Tenant Delay" means a delay in the completion of Landlord’s Work if and to the extent caused by any or all of the following: (i) Tenant’s failure to timely comply with the requirements set forth in the Schedule of Deliveries (as defined in Section 10.1.1.) or respond to any requests for approval within five (5) calendar days; or (ii) Tenant’s request for change orders in accordance with Section 10.1.2 hereof; provided that Landlord may determine that a single or several Tenant change orders may not cause a Tenant Delay but that an aggregate of change orders does cause a Tenant Delay.  Landlord shall notify Tenant when an aggregate of change orders will cause a Tenant Delay within five (5) calendar days of the time Tenant submits the change order that would cause the Tenant Delay.

"Tenant's Proportionate Share" means a fraction, the numerator of which is the Rentable Area and the denominator of which is the number of square feet in the Building, the Project or such other areas as Landlord may in good faith deem reasonably appropriate, subject to adjustment from time to time as such areas may change.  The parties acknowledge that certain expenses should and will be allocated by Landlord among the tenants of the Project based on such tenant’s particular use.  For example, retail tenants may be allocated a greater share of the water charges and office tenants may be allocated a greater share of the janitorial expenses.  Landlord reserves the right to adjust Tenant’s Proportionate Share accordingly in order to allocate the Operating Costs and Taxes for the Project such that Tenant’s Proportionate Share will vary depending upon the type of expense being allocated.

"Tenant's Share of Increased Operating Costs" shall be the amount of (i) the Operating Costs for the Operating Year in question less the Base Operating Costs multiplied by (ii) the Tenant's Proportionate Share.

"Tenant's Share of Increased Taxes" shall be the amount of (i) the Taxes for the Tax Year in question less the Base Taxes multiplied by (ii) the Tenant's Proportionate Share.

“Tenant Electric” means electric current supplied to or used in the Premises, including, but not limited to lights, outlets, VAV boxes with or without electric heat, air handling units, compressors for air handling units, non-central plant HVAC, any primary electric service charge and any specialized HVAC equipment serving the Premises.

"Term" means the Original Term plus any exercised renewals thereof.

2       PREMISES.

2.1           The Landlord hereby leases to the Tenant, and the Tenant hereby leases from the Landlord, the Premises, together with the right to use, in common with others, the Common Areas.

2.2           If and when Landlord receives a bona fide prospect or request for proposal for office space in Building #51 or Building #52 contiguous to the Premises (the “Additional Space”) from any party other than the current tenant, and provided that there then exists no default by Tenant beyond all applicable notice and cure periods, and that Tenant is the sole occupant of the Premises, and subject to the rights of any existing tenants, Tenant shall have the right of first offer to lease all of the Additional Space, subject to the following:

(a)           Landlord shall notify Tenant when Landlord receives a bona fide prospect or request for proposal for the Additional Space by any party other than the tenant then in occupancy of the Additional Space, and Tenant shall have five (5) business days following receipt of such notice within which to notify Landlord in writing (e-mail notification shall be acceptable) that Tenant is interested in negotiating terms for leasing such Additional Space and to have its offer considered by Landlord prior to the leasing by Landlord of the Additional Space to a third party.  If Tenant notifies Landlord within such time period that Tenant is so interested, then Landlord and Tenant shall have fifteen (15) business days following Landlord’s receipt of such notice from Tenant within which to negotiate mutually satisfactory terms for the leasing of the Additional Space by Tenant and to execute an amendment to this lease incorporating such terms or a new lease for the Additional Space.

(b)           If Tenant does not notify Landlord within such five (5) business days of its interest in leasing the Additional Space or if Tenant does not execute such amendment or lease within such fifteen (15) business days, then this right of first offer to lease the Additional Space will lapse and be of no further force or effect and Landlord shall have the right to lease all or part of the Additional Space to any other party at any time on any terms and conditions acceptable to Landlord.

(c)           This right of first offer to lease the Additional Space is a one-time right if and when the Additional Space first becomes available, is personal to Tenant and its affiliates and is non-transferable to any other assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party.

3       TERM.

3.1           Original Term; Rent Commencement Date.

3.1.1          This Lease shall be for a term (the "Original Term") commencing on the Effective Date and ending at 11:59 p.m. on the tenth (10th) anniversary of the last day of the month in which the Rent Commencement Date shall occur (which date is hereinafter referred to as the "Termination Date").

3.1.2           Monthly payments of Base Rent, Additional Rent and all other charges under this Lease shall commence on the “Rent Commencement Date” which shall be the earliest to occur of:  (i) the date upon which the Landlord’s Work to the Premises are Substantially Complete (defined below); or (ii) the date upon which the Tenant actually moves into occupancy of the Premises and conducts business therein; provided, however, that the Rent Commencement Date shall be one (1) day earlier for each one (1) day of Tenant Delay.  Tenant shall be permitted access to the Premises two (2) weeks prior to the Rent Commencement Date solely for the purpose of installing Tenant’s furniture and telecommunications equipment; provided and such other times as reasonably necessary in order for Tenant to coordinate the installation of cabling in the Premises during the time that Landlord is completing Landlord’s Work, however Tenant and its agents and vendors shall refrain from interfering with the completion of the Landlord’s Work.  Tenant’s access prior to the Rent Commencement Date shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Base Rent or Additional Rent until the Rent Commencement Date. “Substantial Completion” or “Substantially Completed” or variations of those terms shall mean that a permanent or temporary certificate of occupancy for the Premises has been issued, the Premises and Landlord’s Work (defined herein) are sufficiently complete in accordance with this Lease, subject to minor punchlist items, so that Tenant can occupy the Premises for its intended use, and possession of the Premises has been tendered to Tenant by Landlord.

3.2           Confirmation of Commencement and Termination. After (a) the Rent Commencement Date or (b) the expiration of the Term or any earlier termination of this Lease by action of law or in any other manner, the Landlord shall confirm in writing by instrument in recordable form that, respectively, such rent commencement or such termination has occurred, setting forth therein, respectively, the Rent Commencement Date and the Termination Date.

3.3           Renewal.  Tenant shall have the option to renew the Term of this Lease for two (2) periods of five (5) years (each, a "Renewal Term").  Tenant shall exercise the option by providing written notice to Landlord of its election to exercise such option no later than twelve (12) months prior to the expiration of the Term, or Renewal Term, as applicable, provided, however, that Tenant's option to renew shall be subject to the condition that no default shall have occurred and be continuing after applicable notice and cure periods have expired as of the date of Tenant's exercise of such option or as of the date of commencement of the Renewal Term.  Tenant shall have no other right to renew this Lease after the second Renewal Term.  Except as otherwise expressly provided in this Lease, all terms, covenants, and conditions of this Lease shall remain in full force and effect during the Renewal Terms, except that the Rent applicable to the Renewal Terms shall be as set forth in Section 4.10.  In no event shall the Rent for the Renewal Terms be less than the Rent in effect at the expiration of the immediately preceding Term of the Lease.  If the Tenant fails to give notice exercising the foregoing option by the date required herein, or if at the time Tenant exercises such option or at commencement of the applicable Renewal Term the Tenant is in default of any term of this Lease, or if this Lease is assigned by Tenant or the Premises is sublet in whole or part in violation of this Lease, then Tenant’s rights and options to renew shall be automatically terminated and of no further force or effect.

3.4           Surrender.  The Tenant, at its expense at the expiration of the Term or any earlier termination of this Lease, shall (a) promptly surrender to the Landlord possession of the Premises (including any fixtures or other improvements which are owned by the Landlord) in good order and repair (ordinary wear and tear and damage by fire or other casualty excepted) and broom clean, (b) remove therefrom all signs, goods, effects, machinery, fixtures and equipment used in conducting the Tenant's trade or business which are neither part of the Building Service Equipment nor owned by the Landlord, and (c) repair any damage caused by such removal.  All tenant improvements in the Premises installed as part of Landlord's Work may remain in the Premises at the expiration of the Term or any earlier termination of this Lease without any obligation on Tenant to remove such improvements.

3.5           Holding Over.  If the Tenant continues to occupy the Premises after the expiration of the Term or any earlier termination of this Lease after obtaining the Landlord's express, written consent thereto, then:

(a)           such occupancy (unless the parties hereto otherwise agree in writing) shall be deemed to be under a month-to-month tenancy, which shall continue until either party hereto notifies the other in writing, at least one month before the end of any calendar month, that the notifying party elects to terminate such tenancy at the end of such calendar month, in which event such tenancy shall so terminate;

(b)           anything in this section to the contrary notwithstanding, the Rent payable for each such monthly period shall equal the sum of (a) one and one half (1-1/2) times the amount of monthly Base Rent for the Lease Year during which such expiration of the Term or termination of this Lease occurs, plus (b) the Additional Rent payable hereunder; and

(c)           except as provided herein, such month-to-month tenancy shall be on the same terms and subject to the same conditions as those set forth in this Lease; provided, however, that if the Landlord gives the Tenant, at least one month before the end of any calendar month during such month-to-month tenancy, written notice that such terms and conditions (including any thereof relating to the amount and payment of Rent) shall, after such month, be modified in any reasonable manner specified in such notice, then such tenancy shall, after such month, be upon the said terms and subject to the said conditions, as so modified.

4       RENT; SECURITY DEPOSIT.

As Rent for the Premises, the Tenant shall pay to the Landlord all of the following:

4.1           Base Rent.

(a)      An annual rent (the "Base Rent") for the Original Term as follows:

Period	Per Square Foot	Monthly	Annual
Month 1-18	$22.50*	$62,784.38	$753,412.56
Months 19-36	$22.50	$98,550.00	$1,182,600.00
Months 37-84	$23.00	$100,740.00	$1,208,880.00
Months 85-120	$24.00	$105,120.00	$1,261,440.00

* The first 18 months of Base Rent is based upon 33,485 rentable square feet of space.

(b)           The Base Rent for the first Renewal Term shall be as follows and the Base Operating Costs and Base Taxes shall remain calendar/fiscal year 2009:

Year	Per Square Foot	Monthly	Annual
1	$27.75	$121,545.00	$1,458,540.00
2	$28.51	$124,873.80	$1,498,485.60
3	$29.29	$128,290.20	$1,539,482.40
4	$30.10	$131,838.00	$1,582,056.00
5	$30.93	$135,473.40	$1,625,680.80

(c)           The Base Rent for the second Renewal Term shall be the greater of (i) the Market Rent as determined in subsection 4.1(e) below or (ii) the then escalated Base Rent at the end of the first Renewal Term as follows:

(d)           The "Market Rent" shall be the prevailing market rate of rent and all charges for comparable space at the end of the Term as increased in accordance with market rate annual escalations.  If Tenant exercises its option to renew hereunder, Tenant and Landlord shall make a good faith effort to agree on the Market Rent on or before a date (the "Outside Negotiation Date") which is no later than nine (9) months prior to the expiration of the Term, and prior to implementing the procedures set forth below if the parties are unable to agree.  If Landlord and Tenant are unable to agree upon the Market Rent by the Outside Negotiation Date, then Landlord and Tenant shall determine the Market Rent in accordance with the appraisal procedure set forth herein.  Within ten (10) days after the Outside Negotiation Date, the parties shall appoint a broker who shall be mutually agreeable to both Landlord and Tenant, shall have at least ten (10) years' experience as a broker of commercial leasehold estates, and shall be knowledgeable in office rentals in the Providence, Rhode Island market.  If the parties are unable to agree on a broker within such ten (10) day period, then each party, within five (5) days after the expiration of such ten (10) day period, shall appoint a broker (with the same qualifications) and the two (2) brokers (or the one broker if either Landlord or Tenant fails timely to appoint a broker) shall together appoint a third broker with the same qualifications.  The broker or brokers so appointed then shall determine, within sixty (60) days after the appointment of such broker or brokers, the then Market Rent for the Premises.  Among the factors to be considered by the broker(s) in determining the fair market base rent for the Premises shall be those factors set out below.  The figure arrived at by the broker (or the average of the figures arrived at by the three brokers, if applicable) shall be used as the Market Rent for such renewal term.  If the three broker method is chosen, then if any broker's estimate of fair Market Rent is either (x) less than ninety percent (90%) of the average figure or (y) more than one hundred ten percent (110%) of such average, then the fair market rent will be either (1) the average of the remaining two (2) appraisal figures falling within such a range of percentages, (2) the remaining appraisal that is within such range of percentages or (3) if none of the figures are within such range, the average of the three (3) appraisals.  Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker.

(e)             In determining the Market Rent, the parties hereto and such brokers shall be guided by the following principles:  the Market Rent shall be determined by reference to office space in office buildings in the Providence market or comparable neighborhoods in the Providence, Rhode Island metropolitan area most comparable to the quality, location, amenities, stature, reputation, visibility and services of the Building.  The Market Rent shall take into account the fact that there are no new tenant improvements to be constructed by Landlord nor other lease-up costs (except broker commissions, if any) and shall provide for updating the Base Operating Costs to the first year of each renewal term, if such factors are considered market concessions at such time.  The valuation shall be conducted in accordance with the provisions of this Section and, to the extent not inconsistent herewith, in accordance with the then prevailing rules of the American Arbitration Association in Rhode Island (or any successor thereto).  The final determination of such brokers shall be in writing and shall be binding and conclusive on the parties, each of whom shall receive counterpart copies thereof.  In rendering such decision the brokers shall not add to, subtract from, or otherwise modify the provisions of this Lease.  In determining the Market Rent, the brokers shall consider all the items set forth above for consideration in determining the Market Rent.  Instructions to such effect shall be given to the brokers.

4.2           Additional Rent.  Additional rent ("Additional Rent") shall include any and all charges or other amounts that the Tenant is obligated to pay to the Landlord under this Lease, other than the Base Rent.

4.3           Operating Costs.

4.3.1        Computation.  Within one hundred twenty (120) days after the end of each calendar year during the Term, the Landlord shall compute the total of the Operating Costs incurred for the Building during such calendar year, and the Landlord shall allocate them to each separate rentable space within the Building in proportion to the respective operating costs percentages assigned to such spaces; provided that anything herein to the contrary notwithstanding, wherever the Tenant and/or any other tenant of space within the Building has agreed in its lease or otherwise to provide any item of such services partially or entirely at its own expense, or wherever in the Landlord's reasonable judgment any such significant item of expense is not incurred with respect to or for the benefit of all of the net rentable space within the Building, in allocating the Operating Costs pursuant to this subsection, the Landlord shall make an appropriate adjustment, using generally accepted accounting principles and/or sound commercial office lease management practices so as to avoid allocating to the Tenant or to such other tenant (as the case may be) those Operating Costs covering such services already being provided by the Tenant or by such other tenant at its own expense, or to avoid allocating to all of the net rentable space within the Project those Operating Costs incurred only with respect to a portion thereof, as aforesaid.  The Tenant shall have the right to review the books and records of the Landlord with respect to the calculation of Operating Costs for the prior Lease Year and the underlying cost for each item included in Operating Costs for such Lease Year at the Landlord's office during normal business hours, at the Tenant's sole expense, provided (i) the Tenant provides at least fifteen (15) days' advance written notice to the Landlord of its desire to inspect such books and records, and (ii) such request is made within ninety (90) days after the Operating Costs Statement is delivered by the Landlord to the Tenant.  If, upon Tenant's review of the books and records, it is ultimately determined that the Operating Costs were overstated by more than five percent (5%), then the reasonable cost of the review shall be paid for by Landlord.  Tenant shall be permitted to make copies of the books and records reviewed at its sole cost and expense.

4.3.2        Payment as Additional Rent.  For each Operating Year, the Tenant shall pay as Additional Rent to the Landlord, in the manner provided herein, Tenant's Share of Increased Operating Costs.  The Landlord shall send to the Tenant an annual statement setting forth the Operating Costs for the applicable calendar year.

4.3.3        Proration.  If only part of any calendar year falls within the Term, the amount computed as Tenant's Share of Increased Operating Costs for such calendar year under this subsection shall be prorated in proportion to the portion of such calendar year falling within the Term (but the expiration of the Term before the end of a calendar year shall not impair the Tenant's obligation hereunder to pay such prorated portion of Tenant's Share of Increased Operating Costs for that portion of such calendar year falling within the Term, which amount shall be paid on demand).

4.3.4        Landlord's Right to Estimate.  Anything in this subsection to the contrary notwithstanding, the Landlord, at its reasonable discretion, may (a) make from time to time during the Term a reasonable estimate of the Operating Costs which may become due under this subsection for any calendar year, (b) require the Tenant to pay to the Landlord for each calendar month during such year one twelfth (1/12) of such Operating Costs, at the time and in the manner that the Tenant is required hereunder to pay the monthly installment of the Base Rent for such month, and (c) increase or decrease from time to time during such calendar year the amount initially so estimated for such calendar year, all by giving the Tenant at least twenty (20) days prior written notice thereof, accompanied by a schedule setting forth in reasonable detail the expenses comprising the Operating Costs, as so estimated.  In such event, the Landlord shall cause the actual amount of such Operating Costs to be computed and certified to the Tenant within one hundred twenty (120) days after the end of such calendar year.  Any overpayment or deficiency in the Tenant's payment of Tenant's Share of Increased Operating Costs shall be adjusted between the Landlord and the Tenant; the Tenant shall pay the Landlord or the Landlord shall credit to the Tenant's account (or, if such adjustment is at the end of the Term, the Landlord shall pay to the Tenant), as the case may be, within fifteen (15) days after such notice to the Tenant, such amount necessary to effect such adjustment.  The Landlord's failure to provide such notice within the time prescribed above shall not relieve the Tenant of any of its obligations hereunder.

4.4           When Due and Payable.

4.4.1        Base Rent.  The Base Rent for any Lease Year shall be due and payable in twelve (12) consecutive, equal monthly installments, in advance, on the first (1st) day of each calendar month during such Lease Year.  In addition, if the Rent Commencement Date falls on a day other than the first day of a calendar month, then the Base Rent for the first month of the Term shall be prorated based on the number of days remaining in that month and such amount shall be due and payable on the Rent Commencement Date.

4.4.2        Additional Rent.  Any Additional Rent accruing to the Landlord under this Lease, except as is otherwise set forth herein, shall be due and payable within twenty (20) days after receipt by Tenant of written notice from Landlord that such Additional Rent is due and payable, unless Landlord is prevented from providing Tenant with twenty (20) days to make such payment because the Landlord received fewer than twenty (20) days notice that such charge or expense comprising the Additional Rent was due and payable, in which case the Landlord shall immediately make written demand upon the Tenant for payment and such Additional Rent shall be due and payable at such time.

4.4.3        No Set-Off; Late Payment.  Each such payment shall be made promptly when due, without any deduction or setoff whatsoever, and without demand, failing which the Tenant shall pay to the Landlord as Additional Rent, after the fifth (5th) day after such payment remains due but unpaid, a late charge equal to five percent (5%) of such payment which remains due but unpaid.  In addition, any payment that is not paid by the tenth (10th) day after written notice that such payment is due shall bear interest at the Default Rate.  Any payment made by the Tenant to the Landlord on account of Rent may be credited by the Landlord to the payment of any Rent then past due before being credited to Rent currently falling due.  Any such payment which is less than the amount of Rent then due shall constitute a payment made on account thereof, the parties hereto hereby agreeing that the Landlord's acceptance of such payment (whether or not with or accompanied by an endorsement or statement that such lesser amount or the Landlord's acceptance thereof constitutes payment in full of the amount of Rent then due) shall not alter or impair the Landlord's rights hereunder to be paid all of such amount then due, or in any other respect.

4.5           Where Payable.  The Tenant shall pay the Rent, in lawful currency of the United States of America, to the Landlord by delivering or mailing it to the Landlord's address set forth herein, or to such other address or in such other manner as the Landlord from time to time specifies by written notice to the Tenant.

4.6           Tax on Lease.  Other than Landlord's income taxes or any tax on lease imposed in lieu of income taxes, if federal, state or local law now or hereafter imposes any tax, assessment, levy or other charge directly or indirectly upon (a) the Landlord with respect to this Lease or the value thereof, (b) the Tenant's use or occupancy of the Premises, (c) the Base Rent, Additional Rent or any other sum payable under this Lease, or (d) this transaction, then the Tenant shall pay the amount thereof as Additional Rent to the Landlord upon demand, unless the Tenant is prohibited by law from doing so, in which event the Landlord at its election may terminate this Lease by giving written notice thereof to the Tenant.

4.7           Advance Rent. Tenant has as of this date deposited with Landlord the sum of $52,500.00 representing advance payment of the first month's Base Rent, to be applied by Landlord to such rental obligations.

5       TAXES.

5.1           Payment.  For each Tax Year, the Tenant shall pay to the Landlord, in the manner provided herein, Tenant's Share of Increased Taxes.

5.2           Proration.  If only part of any Tax Year falls within the Term, the amount computed as Tenant's Share of Increased Taxes for such Tax Year under this subsection shall be prorated in proportion to the portion of such Tax Year falling within the Term (but the expiration of the Term before the end of a Tax Year shall not impair the Tenant's obligations hereunder to pay such prorated portion of Tenant's Share of Increased Taxes for that portion of such Tax Year falling within the Term, which amount shall be paid on demand).

5.3           Method of Payment.  Tenant's Share of Increased Taxes shall be paid by the Tenant in advance, in equal monthly installments in such amounts as are estimated and billed for each Tax Year by the Landlord at the commencement of the Term and at the beginning of each successive Tax Year during the Term, each such installment being due on the first day of each calendar month.  The Landlord may re-estimate Tenant's Share of Increased Taxes and thereafter adjust the Tenant's monthly installments payable during the Tax Year in a reasonable manner and with at least twenty (20) days prior written notice to Tenant to reflect more accurately Tenant's Share of Increased Taxes.  Within one hundred twenty (120) days after the Landlord's receipt of tax bills for each Tax Year, the Landlord will notify the Tenant of the amount of Taxes for the Tax Year in question and the amount of Tenant's Share of Increased Taxes thereof.  Any overpayment or deficiency in the Tenant's payment of Tenant's Share of Increased Taxes for each Tax Year shall be adjusted between the Landlord and the Tenant; the Tenant shall pay the Landlord or the Landlord shall credit to the Tenant's account (or, if such adjustment is at the end of the Term, the Landlord shall pay the Tenant), as the case may be, within fifteen (15) days after such notice to the Tenant, such amount necessary to effect such adjustment.  The Landlord's failure to provide such notice within the time prescribed above shall not relieve the Tenant of any of its obligations hereunder.  Upon written request by Tenant, Landlord shall provide Tenant with a copy of the applicable tax bill and Landlord's calculation of taxes for the applicable Tax Year.

5.4           Allocation of Taxes/Tax Contest.  Landlord shall allocate Taxes among tenants of the Building based on square footage.  If separate buildings exist on the same tax parcel, Taxes for each building shall be allocated based on respective values as reflected on the tax assessor’s worksheet.  Upon written request by Tenant given with respect to any Tax Year during the Term and provided that Tenant is leasing at least 52,560 square feet in the Building, Landlord shall (i) contest the tax assessment for such Tax Year or (ii) apply for a rebate or a reduction in Taxes.  Any rebate or reduction in Taxes that are achieved by Landlord as a result of any proceeding shall be applied proportionately as a credit and adjustment to Tenant’s Share of Increased Taxes, after deducting Landlord’s reasonable expenses including without limitation, reasonable attorneys’ fees and disbursements in connection with such proceeding.  If Tenant is to receive such a rebate, credit or reimbursement and such rebate, credit or reimbursement exceeds Tenant's payment obligation for Tenant’s Share of Increased Taxes for such Tax Year, Tenant shall be credited such savings against Tenant's future payments of Tenant's Share of Increased Taxes for each Tax Year thereafter until the amount of such savings is exhausted.

5.5           Tax Treaty.  If due to Tenant's occupancy in the Building, the City of Providence enacts a tax treaty resulting in lower real estate taxes for the Premises and/or the Building, such lower Taxes will directly inure to Tenant's benefit by virtue of a dollar for dollar reduction in Base Rent.   By way of example, if the tax treaty is enacted Landlord and Tenant agree that the portion of Taxes included in Tenant’s Base Rent shall be $2.40 per square foot.  If, for Lease Year 1, Taxes are $.89 per square foot due to the tax treaty, Tenant’s Base Rent shall be reduced by $1.51 per square foot ($2.40 per square foot less $.89 per square foot equals $1.51 per square foot).

5.6           Taxes on Rent.  In addition to Tenant's Share of Increased Taxes, the Tenant shall pay to the appropriate agency any sales, excise and other tax (not including, however, the Landlord's income taxes or any tax on rent imposed in lieu of income taxes) levied, imposed or assessed by the State of Rhode Island or any political subdivision thereof or other taxing authority upon any Rent payable hereunder.  The Tenant shall also pay, prior to the time the same shall become delinquent or payable with penalty, all taxes separately imposed on its inventory, furniture, trade fixtures, apparatus, equipment, leasehold improvements installed by the Tenant or by the Landlord on behalf of the Tenant and owned by Tenant and any other property of the Tenant.

6       USE OF PREMISES.

6.1           Nature of Use.  The Tenant shall use the Premises only for general office purposes, training rooms and related accessory uses.

6.2           Compliance with Law and Covenants.  The Tenant, throughout the Term and at its sole expense, in its use and possession of the Premises, shall comply promptly and fully with (i) all Legal Requirements applicable to the use, occupancy and alteration of the Premises; (ii) pay when due all personal property taxes, payroll taxes, income taxes, license fees and other taxes assessed, levied or imposed upon the Tenant or any other person in connection with the operation of its business upon the Premises or its use thereof in any other manner; and (iii) not obstruct, annoy or interfere with the rights of other tenants.  The Landlord shall deliver the Premises to the Tenant in compliance with all Legal Requirements.  During the Term, except for Tenant's obligations as set forth above, Landlord shall comply with all Legal Requirements which are applicable to any or all of the Building or Project.

6.3           Mechanics' Liens.  Without limiting the generality of the foregoing provisions of this section, the Tenant shall not create or permit to be created, and if created shall discharge, have released or bond over, any mechanics' or materialmens' lien arising while this Lease is in effect and affecting any or all of the Premises, the Building and/or the Project, and the Tenant shall not permit any other matter or thing whereby the Landlord's estate, right and interest in any or all of the Premises, the Building and/or the Project might be impaired.  The Tenant shall defend, indemnify and hold harmless the Landlord against and from any and all liability, claim of liability or expense (including but not limited to that of reasonable attorneys' fees) incurred by the Landlord on account of any such lien or claim.

6.4           Signs.  Tenant shall have the right to install exterior signage at the entrance to the Premises, subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed.  The Tenant shall not erect any other signs upon the Premises or the remainder of the Building or the Project without obtaining the prior written consent of Landlord.  The Landlord shall provide, at the Landlord’s sole expense for the first time only, customary identification of the Tenant’s business on the lobby directory of the Building.

6.5           License.

6.5.1        Grant of License.  The Landlord hereby grants to the Tenant a non-exclusive license to use (and to permit its officers, directors, agents, employees and invitees to use), in the course of conducting business at the Premises, the Common Areas.

6.5.2        Non-Exclusive License.  Such license shall be exercised in common with the exercise thereof by the Landlord, the other tenants or occupants of the Project, and their respective officers, directors, agents, employees and invitees.

6.5.3        Parking Areas; Changes.

(a)           The Landlord reserves the right to change the entrances, exits, traffic lanes, boundaries and locations of the Parking Areas.  The Landlord reserves the right to designate for the specific account of the Tenant, and/or of other tenants of the Project, specific parking areas or spaces constructed around, within or under the Project.  All Parking Areas and facilities which may be furnished by the Landlord in or near the Project, including any employee parking areas, truckways, loading docks, pedestrian sidewalks and ramps, landscaped areas and other areas and improvements which may be provided by the Landlord for the Tenant's exclusive use or for general use, in common with other tenants, their officers, agents, employees and visitors, shall at all times be subject to the Landlord's exclusive control and management, and the Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect thereto.  The Landlord shall have the right to (a) police the Common Areas, (b) establish and from time to time to change the level of parking surfaces, (c) close all or any portion of the Common Areas to such extent as, in the opinion of the Landlord's counsel, may be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or to the public therein, (d) close temporarily all or any portion of the Parking Areas, (e) discourage non-tenant parking, and (f) do and perform such other acts in and to the Common Areas as, in the use of good business judgment, the Landlord determines to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees and visitors.  The Tenant shall cause its officers, agents and employees to park their automobiles only in such areas as the Landlord from time to time may designate by written notice to the Tenant as employee parking areas, and the Tenant shall not use or permit the use of any of the Common Areas in any manner which will obstruct the driveways or throughways serving the Parking Areas or any other portion of the Common Areas allocated for the use of others.

(b)           Landlord hereby grants to Tenant and Tenant’s employees and invitees, the non-exclusive right during the Term to use without charge four (4) parking spaces per 1,000 square feet leased by Tenant for a total of 210 parking spaces, which parking spaces shall at all times be located within that certain area marked on Exhibit H.  At Landlord's request, Tenant shall provide license plate numbers for its employees and otherwise cooperate with Landlord's management of the Parking Areas, which may include attended parking service.  Such parking expenses shall be part of Operating Expenses.  To the extent additional parking spaces are available, Landlord may issue to Tenant additional parking permits at Landlord’s then standard rate, which rate may vary based upon whether such parking permits relate to outdoor or indoor parking.  If there is an increase or a decrease in the rentable square footage of the Premises, the number of parking spaces available to Tenant shall increase or decrease, as the case may be, at a rate of 4 spaces per 1,000 rentable square feet of such increase or decrease.  If Landlord constructs a structured parking garage on the Project that is available for use by commercial tenants, then Tenant shall have the right to park in such garage subject to the terms of this Lease.

6.5.4        Alterations.  The Landlord reserves the right at any time and from time to time (i) to change or alter the location, layout, nature or arrangement of the Common Areas or any portion thereof, including but not limited to the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators, parking areas, and other public areas of the Building, and (ii) to construct additional improvements on the Project and make alterations thereof or additions thereto and build additional stories on or in any such buildings adjoining the same; provided, however, that no such change or alteration shall deprive the Tenant of access (ingress and egress) to and from the Premises, the Parking Areas (except as permitted pursuant to Section 6.5.3(a) above) or the number of allocated parking spaces as set forth in Section 6.5.3(b) above, or materially adversely affect the visibility of the Premises or Tenant's ability to conduct business in the Premises.

6.5.5        Use of Common Areas. The Landlord shall at all times have full and exclusive control, management and direction of the Common Areas.  The Tenant shall maintain in a neat and clean condition that area designated by the Landlord as the refuse collection area, and shall not place or maintain anywhere within the Project, other than within the area which may be designated by Landlord from time to time as such refuse collection area, any trash, garbage or other items, except as may otherwise be expressly permitted by this Lease.

6.6           Liability of Landlord.  The Landlord and its agents and employees shall not be liable to the Tenant or any other person whatsoever (a) for any injury to person or damage to Project caused by any defect in or failure of equipment, pipes, wiring or broken glass, or the backing up of any drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Premises, or (b) for any loss or damage that may be occasioned by or through the acts or omissions of any other tenant of the Project or of any other person whatsoever, in each case other than due to the negligence, intentionally tortuous or other act or omission of the Landlord or its employees or agents.

6.7           Floor Load.  The Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry.  The Landlord reserves the right to prescribe the weight and position of all safes and other heavy equipment, and to prescribe the reinforcing necessary, if any, which in the opinion of the Landlord may be required under the circumstances, such reinforcing to be at the Tenant's sole expense.  Business machines and mechanical equipment shall be placed and maintained by the Tenant in settings sufficient in the Landlord's judgment to absorb and prevent vibration and noise, and the Tenant shall, at its sole expense, take such steps as the Landlord may direct to remedy any such condition.

6.8           Hazardous Materials.  The Tenant warrants and agrees that the Tenant shall not cause or permit any Hazardous Material (defined below) to be brought upon, kept or used in or about the Premises by the Tenant, its agents, employees, contractors or invitees.  If the Tenant breaches the obligations stated in the preceding sentence, then the Tenant shall indemnify, defend and hold the Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Premises, the Building and the Project generally, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building or the Project generally, damages from any adverse impact on marketing of space in the Building, and sums paid in settlement of claims, reasonable attorneys' fees, reasonable consultant fees and reasonable expert fees) which arise during or after the Term as a result of such contamination.  Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information prepared by manufacturers, importers or suppliers of any Hazardous Material brought upon the Premises, and all notices, filings, permits and any other written communications from or to Tenant and any entity regulating any Hazardous Materials brought upon the Premises.  For purposes of this Lease, the term “Hazardous Materials” shall mean pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment, but excluding immaterial quantities of substances customarily and prudently used in the normal course of business on the Premises or in the cleaning or maintenance of the Premises in accordance with any applicable law.

7       INSURANCE AND INDEMNIFICATION.

7.1           Insurance.  At all times from and after the earlier of (i) the entry by the Tenant into the Premises, or (ii) the Rent Commencement Date, the Tenant shall take out and keep in full force and effect, at its expense:

(a)           commercial general liability insurance with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, which limit may be reasonably increased by Landlord to reflect changing legal liability standards;

(b)           special form property insurance written at an amount sufficient to cover the full replacement cost value of all of Tenant's property within the Premises, except for improvements which are part of the Landlord's Work;

(c)           business interruption and extra expense insurance on an actual loss sustained basis and for a minimum period of twelve (12) months;

(d)           worker's compensation or similar insurance in form and amounts required by law; and

(e)           such other insurance in such types and amounts as Landlord may reasonably require, provided that such other insurance is in accordance with standards generally accepted for comparable buildings in the Providence area.

7.2         Tenant's Contractor's Insurance.  The Tenant shall require any contractor of the Tenant performing work in, on or about the Premises to take out and keep in full force and effect, at no expense to the Landlord, such insurance as Landlord may reasonably require in accordance with standards generally acceptable for comparable work in the Providence area.

7.3           Policy Requirements. The company or companies writing any insurance which the Tenant is required to take out and maintain or cause to be taken out or maintained pursuant to this Lease, as well as the form of such insurance, at all times be subject to the Landlord's reasonable approval, and any such company or companies shall be authorized to do business in the State of Rhode Island and have a rating of at least A- or better and a financial size rating of XII or larger from Best's Key Rating Guide and Supplemental Service (or comparable rating from a comparable insurance rating service).  Public liability and all-risk casualty insurance policies evidencing such insurance shall name the Landlord and/or its designees (including, without limitation, any Mortgagee) as additional insureds, shall be primary and noncontributory, and shall also contain a provision by which the insurer agrees that such policy shall not be cancelled, materially changed, terminated or not renewed except after thirty (30) days' advance written notice to the Landlord and/or such designees.  Tenant shall provide Landlord with certificates evidencing the insurance coverage required hereunder prior to the Commencement Date, upon renewal of each policy and upon written request from Landlord.

7.4           Indemnities by Tenant and Landlord.

7.4.1        Notwithstanding any policy or policies of insurance required of the Tenant, the Tenant, for itself and its successors and assigns, to the extent permitted by law, shall defend, indemnify and hold harmless the Landlord, the Landlord's agents and any Mortgagee against and from any and all liability or claims of liability by any person asserted against or incurred by the Landlord and/or such agent or Mortgagee in connection with (i) the use, occupancy, conduct, operation or management of the Premises by the Tenant or any of its agents, contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees during the Term; (ii) any work or thing whatsoever done or not done on the Premises during the Term performed by Tenant, its employees, agents or contractors; (iii) any breach or default in performing any of the obligations under the provisions of this Lease and/or applicable law by the Tenant or any of its agents, contractors, servants, employees, licensees, suppliers, materialmen or invitees during the Term; (iv) any negligent, intentionally tortuous or other act or omission by the Tenant or any of its agents, contractors, servants, employees, licensees, concessionaires, suppliers, materialmen or invitees during the Term; or (v) any injury to or death of any person or any damage to any property occurring upon the Premises (whether or not such event results from a condition existing before the execution of this Lease or resulting in the termination of this Lease) unless caused by the negligence, intentionally tortuous or other act or omission of Landlord, its agents or employees, and from and against all costs, expenses and liabilities incurred in connection with any claim, action, demand, suit at law, in equity or before any administrative tribunal, arising in whole or in part by reason of any of the foregoing (including, by way of example rather than of limitation, the fees of attorneys, investigators and experts), all regardless of whether such claim, action or proceeding is asserted before or after the expiration of the Term or any earlier termination of this Lease.

7.4.2        If any such claim, action or proceeding is brought against the Landlord and/or any agent or Mortgagee, the Tenant, if requested by the Landlord or such agent or Mortgagee, and at the Tenant's expense, promptly shall resist or defend such claim, action or proceeding or cause it to be resisted or defended by an insurer.  The Tenant shall keep the Landlord reasonably apprised of the proceeding and shall not settle such proceeding without the prior written approval of the Landlord, not to be unreasonably withheld, conditioned or delayed unless such settlement would be adverse to the interests of Landlord in its commercially reasonable judgment in which case Landlord may withhold its consent in its sole discretion.

7.4.3        Subject to the provisions of subsection 7.8, the Landlord hereby agrees for itself and its successors and assigns to indemnify and save the Tenant harmless from and against any liability or claims of liability arising out of the negligence, intentionally tortuous or other act or omission of the Landlord, its agents or employees and/or any failure of Landlord to perform its obligations under the Lease.

7.5           Landlord Not Responsible for Acts of Others.  The Landlord shall not be responsible or liable to the Tenant, or to those claiming by, through or under the Tenant, for any loss or damage which may be occasioned by or through the acts or omissions of persons occupying or using space adjoining the Premises or any part of the premises adjacent to or connecting with the Premises or any other part of the Building or the Project, or for any loss or damage resulting to the Tenant (or those claiming by, through or under the Tenant) or its or their property, from (a) the breaking, bursting, stoppage or leaking of electrical cable and/or wires, or water, gas, sewer or steam pipes, (b) falling plaster, concrete or other matter, or (c) dampness, water, rain or snow in any part of the Building unless caused by the negligent, intentionally tortuous or other act or omission of the Landlord, its agents or employees.  To the maximum extent permitted by law, the Tenant agrees to use and occupy the Premises, and to use such other portions of the Project as the Tenant is herein given the right to use, at the Tenant's own risk. The Landlord is not obligated to protect from the criminal acts of third parties the Tenant, Tenant's agents, customers, invitees or  employees, the Premises or the property of Tenant or any property of any of Tenant's agents, customers, invitees or employees.  Tenant acknowledges that, if Landlord shall provide security guards for the Common Areas, Landlord does not represent, guarantee, or assume responsibility that Tenant will be secure from any claims or causes of action relating to such security guards.

7.6           Landlord's Insurance.  During the Term, the Landlord shall maintain, in commercially reasonable amounts in accordance with standards generally accepted for comparable buildings in the Providence area, (a) insurance on the Project against loss or damage by fire and all of the hazards included in the extended coverage endorsement, (b) comprehensive liability and property damage insurance with respect to the Common Areas, against claims for personal injury or death, or property damage suffered by others occurring in, on or about the Project, and (c) any other insurance, in such form and in such amounts as are deemed reasonable by the Landlord, including, without limitation, rent continuation and business interruption insurance, theft insurance and workers' compensation, flood and earthquake, and boiler and machinery insurance.  The costs and expenses of any and all such insurance carried by the Landlord shall be deemed a part of Operating Costs.

7.7           Increase in Insurance Premiums.  The Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises, the Building or the Project which will contravene the Landlord's policies of hazard or liability insurance or which will prevent the Landlord from procuring such policies from companies reasonably acceptable to the Landlord.  If anything done, omitted to be done, or suffered by the Tenant to be kept in, upon or about the Premises, the Building or the Project shall cause the rate of fire or other insurance on the Premises, the Building or the Project to be increased beyond the minimum rate from time to time applicable to the Premises or to any such other property for the use or uses made thereof, the Tenant shall pay to the Landlord, as Additional Rent, the amount of any such increase upon the Landlord's demand therefor.

7.8           Waiver of Right of Recovery.  To the extent that any loss or damage to the Premises, the Building, the Project, any building, structure or other tangible property, or resulting loss of income, or losses under workers' compensation laws and benefits, are covered by insurance, neither party shall be liable to the other party or to any insurance company insuring the other party (by way of subrogation or otherwise), even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees.

8       SERVICES AND UTILITIES.

8.1           Services Provided.  Landlord shall provide the following services and utilities, the cost of which shall be included as an Operating Cost or paid by Tenant in accordance with Section 8.2 below:

(a)              central heating and air conditioning in the Premises and the Common Areas at temperature levels within a range of 68-74 degrees;

(b)              electrical service, subject to Tenant’s obligation to pay the costs of Tenant Electric;

(c)              janitorial services five business days per week pursuant to the specifications set forth on Exhibit G; and

(d)              at least one elevator, to be used in common with other tenants.

Tenant shall have access to the Premises, utilities and elevators seven (7) days a week, twenty-four (24) hours a day, subject to and in accordance with any security procedures that Landlord may have in place and subject further to any maintenance and repairs to the utility systems and elevators which may be necessary to perform after hours.

8.2           Utility Providers.  Tenant shall be responsible for the payment of all Tenant Electric.   Tenant Electric used in the Premises shall be directly measured by a separate meter to be provided by Landlord as part of Landlord’s Work (unless provided by the utility company directly) and Tenant shall maintain an account in its name with such utility provider and shall pay such amounts directly to the applicable utility provider and, upon written request, provide Landlord with a copy of any invoices.  Upon reasonable prior notice, Landlord or its designated electric service provider may have access to the Premises to install equipment necessary to deliver electric service to the Premises or the Building provided that Landlord or the utility company shall restore the Premises to its condition prior to the commencement of such work.  Landlord and Tenant each reserve the right to switch utility providers, if legally permissible, at any time.  Landlord shall not be liable to Tenant for damages arising as a result of service interruptions caused by any electric service provider.  Electric current supplied to or used in the Premises may be measured by a submeter.

8.3           Interruption.  Any failure by the Landlord to furnish any of the foregoing services or utilities, resulting from circumstances beyond the Landlord's reasonable control or from interruption of such services due to repairs or maintenance, shall not render the Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of the Tenant, nor cause an abatement of rent hereunder, nor relieve the Tenant from any of its obligations hereunder, unless caused by Landlord or its agents, employees and/or contractors.  If any public utility or governmental body shall require the Landlord or the Tenant to restrict the consumption of any utility or reduce any service for the Premises or the Building, the Landlord and the Tenant shall comply with such requirements, whether or not the services and utilities referred to herein are thereby reduced or otherwise affected, without any liability on the part of the Landlord to the Tenant or any other person or any reduction or adjustment in rent payable hereunder.  The Landlord and its agents shall be permitted reasonable access to the Premises for the purpose of installing and servicing systems within the Premises deemed necessary by the Landlord to provide the services and utilities referred to herein to the Tenant and other tenants in the Building.

8.4           Capacity.  Tenant shall not at any time overburden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which such utilities are supplied to, distributed in or serve the Premises.  If Tenant desires to install any equipment that shall require additional utility facilities or utility facilities of a greater capacity than the facilities existing, such installation shall be subject to Landlord's prior written approval of Tenant's plans and specifications therefor.  If such installation is approved by Landlord and if Landlord provides such additional facilities to accommodate Tenant's installation, Tenant agrees to pay Landlord, on demand, the cost for providing such additional utility facilities or utility facilities of greater capacity.  Except as provided by Landlord as part of Landlord’s Work, Landlord shall not be responsible for providing any meters or other devices for the measurement of utilities supplied to the Premises.

8.5           Trash Removal.  Landlord shall cause to be operated a trash removal service for the Project, the costs and expenses of which shall be a part of Operating Costs.  In the event that Tenant's use of the Premises requires trash removal services in excess of that required for standard office tenants, Tenant shall pay to Landlord, as additional rent all costs and expenses in excess of the trash removal costs which are attributable to such excess usage.  Tenant shall make its reasonable efforts to participate in Landlord’s recycling program.

8.6           Central HVAC System; Photovoltaic Power.  Electricity costs for powering the central HVAC system serving the Building (the “Central HVAC”) shall be a part of Operating Costs.  However, Landlord and Tenant agree to investigate the possibility of Tenant paying for its direct share of electricity used to power the Central HVAC.  In the event that Tenant pays for its share of electricity used to power the Central HVAC directly, Landlord shall make a commensurate reduction in the Base Rent due pursuant to Section 4.1 above.  If the Tenant is able to secure funding for a photovoltaic power system that provides Landlord with a full return on investment in less than six (6) years, Landlord will agree to pursue the approvals necessary for the installation of a photovoltaic power system in the Building.  In exchange, Tenant shall benefit from the free use of all electricity generated by the photovoltaic power system through the Term and any expansions and extensions thereof.

9       REPAIRS AND MAINTENANCE.

9.1           Landlord's Duty to Maintain Structure.  The Landlord shall maintain or cause to be maintained in good operating condition the structure of the Building and shall be responsible for structural repairs to the exterior walls, load bearing elements, foundations, roofs, structural columns and structural floors with respect thereto, and the Landlord shall make all required repairs thereto, the costs of which shall be Operating Costs, provided, however, that if the necessity for such repairs shall have arisen, in whole or in part, from the negligence or willful acts or omissions of the Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors, or by any unusual use of the Premises by the Tenant, then the Landlord may collect the cost of such repairs, as Additional Rent, upon demand.  In addition, the Landlord shall provide the maintenance for all pipes and conduits and all mechanical, electrical, HVAC and plumbing systems so that such pipes, conduits and systems remain in good, safe, clean and sanitary condition, the costs of which shall be Operating Costs.  If Tenant requires lighting other than the standard lighting provided by Landlord for the Building, Tenant shall be required to pay for such lighting, including the replacement of its own light bulbs and ballasts or pay Landlord on demand for the costs thereof.  Any replacement light bulbs and ballasts for standard lighting provided by Landlord for the Building shall be at Landlord’s cost.

9.2           Tenant's Duty to Maintain Premises.  Except as provided in subsection 9.1, the Tenant shall keep and maintain the Premises and all fixtures and equipment located therein in a good, safe, clean and sanitary condition consistent with the operation of a first-class office building, and in compliance with all Legal Requirements applicable to the use, occupancy and alteration of the Premises. Except as provided in subsection 9.1, all injury, breakage and damage to the Premises (and to any other part of the Building and/or the Project, if caused by any act or omission of the Tenant, its agents, concessionaires, officers, employees, licensees, invitees or contractors) shall be repaired or replaced by the Tenant at its expense The Tenant shall keep the Premises in a neat, clean and orderly appearance to a standard reasonably satisfactory to the Landlord.  The Tenant shall surrender the Premises at the expiration of the Term or at such other time as the Tenant may vacate the Premises in accordance with Section 3.4 of the Lease.

10           IMPROVEMENTS.

10.1.1        Initial Tenant Improvements.  The Landlord shall, at its sole cost and expense (except as set forth herein), diligently complete the improvements to the Building and the Premises, including all architectural and mechanical plans and construction drawings related thereto, in a good and workmanlike manner, in accordance with all applicable laws and governmental requirements and in accordance with the approved space plan, scope of work and specifications attached hereto as Exhibit C (the “Landlord’s Work”) as further refined and agreed to in accordance with that certain schedule as set forth on Exhibit F (the "Schedule of Deliveries").  Landlord and Tenant shall work together to achieve a LEED Commercial Interiors (CI) Certified level of certification for the Premises.  Landlord shall provide Tenant with as-built CAD files for the Premises after completion of Landlord’s Work.

10.1.2         Change Orders.  Tenant shall submit in writing any request for additional work or improvements or any changes or modifications to the Landlord’s Work, which shall be subject to Landlord’s approval, not to be unreasonably withheld or delayed.  If Landlord estimates that such additions, changes or modifications will increase the cost of Landlord’s Work (“Tenant Excess”), result in a Tenant Delay or otherwise delay Substantial Completion, then Landlord shall advise Tenant within five (5) calendar days of Tenant’s request of the cost of such change order and/or the delay in Substantial Completion that is due to the change order and, subject to Tenant’s right to revoke or continue with such request as provided hereinafter, the cost relating to such change order would be Tenant's sole responsibility.  Tenant shall have five (5) calendar days following receipt of such information from Landlord to elect to (a) revoke such request, or (b) continue with the modifications (it being agreed that Tenant’s failure to respond within such five (5) calendar day period shall be deemed an election to continue with the modifications).  Prior to the commencement of construction of Landlord’s Work, or prior to making any changes to Landlord’s Work, as applicable, Landlord may request that Tenant remit payment or authorization of payment for the Tenant Excess to Landlord.  Notwithstanding anything to the contrary herein, Landlord and Tenant may submit modifications to Landlord’s Work costing less than $5,000 upon oral notice to the Tenant’s Construction Contact and Landlord’s Construction Contact, as applicable.  Such modifications shall be documented in writing within five (5) calendar days after such oral request.  In the event of any Tenant Excess, Landlord shall be obligated to spend excess money to make additional tenant improvements only upon the satisfaction of the following two conditions: (i) the Landlord obtains an acceptable equity or financing source for the Tenant Excess, which equity or financing source shall be satisfactory to Landlord in its sole discretion and (ii) the Tenant agrees to pay an increased Base Rent in an amount necessary to amortize at ten percent (10%) the cost of the Tenant Excess over the remaining Term of the Lease.  If Tenant provides such additional funding, the promissory note and lease amendment in connection therewith shall be in substantially the form attached hereto as Exhibit E.

10.1.3         Construction Contacts.  Tenant has designated Thomas Dziki to be Tenant’s construction contact (“Tenant’s Construction Contact”), who shall be entitled to field verify the existing status of the Premises, inspect the construction work, attend the periodic job-site meetings, and otherwise act on Tenant's behalf during construction.  Landlord shall provide Tenant’s Construction Contact with prior notice of all project meetings and copies of all material status reports.  Landlord agrees that it shall cooperate, and shall cause its contractor and Landlord's construction manager to cooperate, with Tenant's Construction Contact.  Tenant may designate a substitute Tenant's Construction Contact by written notice to Landlord.  Landlord has designated Sam Bradner to be Landlord’s construction contact (“Landlord’s Construction Contact”), who shall be Landlord’s liaison and be authorized to act on Landlord's behalf during construction.  Tenant agrees that it shall cooperate with Landlord’s Construction Contact and Landlord’s construction manager.  Landlord's Construction Contact shall have full authority to make all decisions on behalf of Landlord with respect to material or design changes and change orders (to be documented and submitted to the construction manager prior to completion), and any decisions made in the field by such construction contact shall be binding upon Landlord.  Landlord may designate a substitute Landlord's Construction Contact by written notice to Tenant.

10.1.4         Punchlist Inspection.  Within twenty (20) days following Substantial Completion, Tenant and Landlord shall inspect the Premises and Landlord and Tenant shall prepare and execute a punchlist.  Landlord shall complete as soon as conditions practically permit all punchlist items with a good faith effort on the part of Landlord to complete the punchlist items within thirty (30) days of the punchlist preparation and execution, and Tenant shall reasonably cooperate with Landlord in using the Premises in a manner that will not materially increase the cost of completion of the punchlist items.  Tenant shall not be responsible for the costs of completion of the punchlist items unless such costs are related to change orders approved in accordance with Section 10.1.2 and are payable by Tenant.

10.1.5         Construction.  As of the date of this Lease, Tenant acknowledges that the Building and the Project are under construction by the Landlord and that, during such construction, disruptions and inconveniences to the Tenant may occur.  During the construction and renovation of the Building and the Project, Tenant agrees to provide Landlord with any and all access to the Premises as is necessary for Landlord to complete the construction and renovation of the Building and the Project, provided however, Landlord agrees to use its best efforts to minimize any and all disruption and inconveniences to the Tenant.  In addition, Tenant agrees to follow the rules and regulations with respect to a site under construction, including, but not limited to, following all safety guidelines posted around or in construction areas.  No construction activities shall deprive the Tenant of access (ingress and egress) to and from the Premises, the Parking Areas (except as permitted pursuant to Section 6.5.3(a) above) or the number of allocated parking spaces as set forth in Section 6.5.3(b) above, or materially adversely affect the visibility of the Premises or Tenant's ability to conduct business in the Premises.

10.2           Tenant Alterations.

10.2.1         The Tenant shall not make any alteration, improvement or addition which affects the structural portions of the Building or any non-structural interior alteration, improvement or addition in the aggregate costing more than Fifty Thousand Dollars ($50,000) (excluding painting, wallpapering and carpeting) (collectively "Alterations") to the Premises without first:

(a)           presenting to the Landlord plans and specifications therefor and obtaining the Landlord's written consent thereto (which shall not, in the case of (1) non-structural interior Alterations, or (2) Alterations that would not affect any electrical, mechanical, plumbing or other Building systems, be unreasonably withheld so long as such Alterations will not violate applicable law, historic preservation guidelines, or the provisions of this Lease, or impair the value of the Premises, the Building or the rest of the Project or be visible from the exterior of the Building) and

(b)           obtaining any and all governmental permits or approvals for such Alterations, which are required by applicable law; provided, that (1) any and all contractors or workmen performing such Alterations must first be approved by the Landlord, (2) all work is performed in a good and workmanlike manner in compliance with all applicable codes, rules, regulations and ordinances, and (3) the Tenant shall restore the Premises to its condition immediately before such Alterations were made, by not later than the date on which the Tenant vacates the Premises or the Termination Date, whichever is earlier.

10.2.2         The Tenant shall be responsible for the cost of repairing any damage to the Building caused by bringing therein any property for its use, or by the installation or removal of such property, regardless of fault or by whom such damage is caused.  Landlord shall have the right to require Tenant to remove any Alterations at the expiration or early termination of the Term and restore the Premises to substantially the condition prior to the completion of such Alterations, provided that Landlord gives Tenant written notice of such requirement prior to Tenant’s installation of such Alterations.

10.3           Acceptance of Possession.  The Tenant shall for all purposes of this Lease be deemed to have accepted the Premises and the Building and to have acknowledged them to be in the condition called for hereunder except with respect to those latent defects and defects of which the Tenant notifies the Landlord within sixty (60) days after the Rent Commencement Date, except that Tenant shall have (a) thirty (30) days after completion of the punchlist to notify Landlord of any defects in the punchlist items and (b) three hundred sixty-five (365) days after the Rent Commencement Date to notify Landlord of any hidden or latent defects or any defects to the HVAC system installed as part of Landlord's Work.

10.4           Fixtures.  Any and all improvements, repairs, alterations and all other property attached to, used in connection with or otherwise installed within the Premises by the Landlord or the Tenant shall become the Landlord's property, without payment therefor by the Landlord, immediately on the completion of their installation; provided that any machinery, equipment or fixtures installed by the Tenant and used in the conduct of the Tenant's trade or business (rather than to service the Premises, the Building or the Project generally) and not part of the Building Service Equipment shall remain the Tenant's property; but further provided that if any leasehold improvements made by the Tenant replaced any part of the Premises, such leasehold improvements that replaced any part of the Premises shall be and remain the Landlord's property.

11       LANDLORD'S RIGHT OF ENTRY.

The Landlord and its authorized representatives shall be entitled to enter the Premises at any reasonable time during the Tenant's usual business hours after giving the Tenant at least twenty-four (24) hours' oral or written notice thereof, (a) to inspect the Premises, (b) to exhibit the Premises (i) to any existing or prospective purchaser or Mortgagee thereof, or (ii) to any prospective tenant thereof, provided that in doing so the Landlord and each such invitee observes all reasonable safety standards and procedures which the Tenant may require, and (c) to make any repair thereto and/or to take any other action therein which the Landlord is permitted to take by this Lease or applicable law (provided, that in any situation in which, due to an emergency or otherwise, the Landlord reasonably believes the physical condition of the Premises, the Building or any part of the Project would be unreasonably jeopardized unless the Landlord were to take such action immediately, the Landlord shall not be required to give such notice to the Tenant and may enter the same at any time).  Nothing in this section shall be deemed to impose any duty on the Landlord to make any such repair or take any such action, and the Landlord's performance thereof shall not constitute a waiver of the Landlord's right hereunder to have the Tenant perform such work.  Unless caused by the negligence, intentionally tortuous or other act or omission of the Landlord, its agents or employees, the Landlord shall not in any event be liable to the Tenant for any inconvenience, annoyance, disturbance, loss of business or other damage sustained by the Tenant by reason of the making of such repairs, the taking of such action or the bringing of materials, supplies and equipment upon the Premises during the course thereof, and the Tenant's obligations under this Lease shall not be affected thereby; however, Landlord shall use reasonable efforts to minimize any disruption to Tenant's use and occupancy of, or access to, the Premises in connection with the exercise of the foregoing rights.

12       DAMAGE OR DESTRUCTION.

12.1           Option to Terminate.  If during the Term either the Premises or any portion of the Building or the Project are substantially damaged or destroyed by fire or other casualty, the Landlord shall have the option (which it may exercise by giving written notice thereof to the Tenant within ninety (90) days after the date on which such damage or destruction occurs) to terminate this Lease as of the date specified in such notice (which date shall not be earlier than the thirtieth (30th) day after such notice is given).  On such termination, the Tenant shall pay to the Landlord all Base Rent, Additional Rent and other sums and charges payable by the Tenant hereunder and accrued through such date (as justly apportioned to the date of such termination).  If  the Landlord does not terminate this Lease pursuant to this section, the Landlord shall restore the Premises as soon thereafter as is reasonably possible to their condition on the date of completion of the Landlord's Work, taking into account any delay experienced by the Landlord in recovering the proceeds of any insurance policy payable on account of such damage or destruction and in obtaining any necessary permits.  Until the Premises are so repaired, the Base Rent (and each installment thereof) and the Additional Rent shall abate in proportion to the floor area of so much, if any, of the Premises as is rendered substantially unusable by the Tenant by such damage or destruction.  Notwithstanding the foregoing, if all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, provide Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises (the "Completion Estimate").  If the Completion Estimate indicates that the Premises cannot be repaired or restored within one hundred eighty (180) days from the date of the casualty, then Tenant shall have the right to terminate this Lease by giving written notice to the Landlord of such election within fifteen (15) days after receipt of the Completion Estimate.  If Tenant elects not to terminate this Lease, Landlord shall promptly commence repair and restoration of the Premises and diligently pursue same to completion.  Upon termination of this Lease pursuant to this subsection, Tenant shall pay to the Landlord all Base Rent, Additional Rent and other sums and charges payable by the Tenant hereunder and accrued through the date of the casualty.

12.2           No Termination of Lease.  Except as is otherwise expressly permitted by subsection 12.1, no total or partial damage to or destruction of any or all of the Premises shall entitle either party hereto to surrender or terminate this Lease, or shall relieve the Tenant from its liability hereunder to pay in full the Base Rent, any Additional Rent and all other sums and charges which are otherwise payable by the Tenant hereunder, or from any of its other obligations hereunder, and the Tenant hereby waives any right now or hereafter conferred upon it by statute or otherwise, on account of any such damage or destruction, to surrender this Lease, to quit or surrender any or all of the Premises, or to have any suspension, diminution, abatement or reduction of the Base Rent or any Additional Rent or other sum payable by the Tenant hereunder.

13       CONDEMNATION.

13.1           Termination of Lease.  If any or all of the Premises and/or of that portion of the Building in which the Premises is located is taken by the exercise of any power of eminent domain or is conveyed to or at the direction of any governmental entity under a threat of any such taking (each of which is herein referred to as a "Condemnation"), this Lease shall terminate on the date on which the title to so much of the Premises as is the subject of such Condemnation vests in the condemning authority, unless the parties hereto otherwise agree in writing.  If this Lease is not terminated pursuant to this subsection, the Landlord shall restore any of the Premises damaged by such Condemnation substantially to its condition immediately before such Condemnation, as soon after the Landlord's receipt of the proceeds of such Condemnation as is reasonably possible under the circumstances.

13.2           Condemnation Proceeds.  Regardless of whether this Lease is terminated under this section, the Tenant shall have no right in any such Condemnation to make any claim on account thereof against the condemning authority, except that the Tenant may make a separate claim for the Tenant's moving expenses and the value of the Tenant's trade fixtures, provided that such claim does not reduce the sums otherwise payable by the condemning authority to the Landlord.  Except as aforesaid, the Tenant hereby (a) waives all claims which it may have against the Landlord or such condemning authority by virtue of such Condemnation, and (b) assigns to the Landlord all such claims (including but not limited to all claims for leasehold damages or diminution in value of the Tenant's leasehold interest hereunder).

13.3           Effect on Rent.  If this Lease is terminated under this section, any Base Rent, any Additional Rent and all other sums and charges required to paid by the Tenant hereunder shall be apportioned and paid to the date of such termination.  If this Lease is not so terminated in the event of a Condemnation, the Base Rent (and each installment thereof) and the Additional Rent shall be abated from the date on which the title to so much, if any, of the Premises as is the subject of such Condemnation vests in the condemning authority, through the Termination Date, in proportion to the floor area of such portion of the Premises as is the subject of such Condemnation.

13.4           No Termination of Lease.  Except as otherwise expressly provided in this section, no partial Condemnation shall entitle either party hereto to surrender or terminate this Lease, or shall relieve the Tenant from its liability hereunder to pay in full the Base Rent, any Additional Rent and all other sums and charges which are otherwise payable by the Tenant hereunder, or from any of its other obligations hereunder, and the Tenant hereby waives any right now or hereafter conferred upon it by statute or otherwise, on account of any such Condemnation, to surrender this Lease, to quit or surrender any or all of the Premises, or to receive any suspension, diminution, abatement or reduction of the Base Rent or any Additional Rent or other sum payable by the Tenant hereunder.

14       ASSIGNMENT AND SUBLETTING.

14.1           Landlord's Consent Required.  The Tenant shall not assign this Lease, in whole or in part, nor sublet all or any part of the Premises, nor license concessions or lease departments therein, nor otherwise permit any other person to occupy or use any portion of the Premises (collectively, a "Transfer"), without in each instance first obtaining the written consent of the Landlord, which consent may not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Tenant shall have the right without Landlord’s prior written consent to assign this Lease or sublet all or any part of the Premises to any parent, subsidiary, affiliate corporation of the survivor of any merger or to the purchaser of all or substantially all of the assets of Tenant.  Consent by the Landlord to any assignment, subletting, licensing or other transfer shall not (i) constitute a waiver of the requirement for such consent to any subsequent assignment, subletting, licensing or other Transfer, (ii) relieve the Tenant from its duties, responsibilities and obligations under this Lease, or (iii) relieve any guarantor of this Lease from such guarantor's obligations under its guaranty agreement.

14.2           Acceptance of Rent from Transferee.  The acceptance by the Landlord of the payment of Rent from any person following any act, assignment or other Transfer prohibited by this section shall not constitute a consent to such act, assignment or other Transfer, nor shall the same be deemed to be a waiver of any right or remedy of the Landlord's hereunder.

14.3           Conditions of Consent.  All reasonable costs incurred by the Landlord in connection with any request for consent to a Transfer, including reasonable costs of investigation and the reasonable fees of the Landlord's counsel, which costs shall not exceed One Thousand Five Hundred Dollars ($1,500.00), shall be paid by the Tenant on demand as a further condition of any consent which may be given.

14.4           Profits from Use or Transfer.  The Tenant agrees that in the event of a Transfer requiring Landlord’s consent, the Tenant shall pay the Landlord, within ten (10) days after receipt thereof, fifty percent (50%) of the excess of (i) any and all consideration, money or thing of value, however characterized, received by the Tenant or payable to the Tenant in connection with or arising out of such Transfer, over (ii) all amounts otherwise payable by the Tenant to the Landlord pursuant to this Lease, less any and all reasonable costs incurred by Tenant in effecting the Transfer.  The sums payable pursuant to this Section 14.4 are in addition to Tenant’s or Tenant’s transferee’s obligation to pay Base Rent, Additional Rent, and all other sums payable pursuant to the terms of this Lease.

14.5           Landlord's Right of Recapture.  If Tenant intends to sublease any portion of the Premises or assign this Lease, which subletting or assignment requires Landlord consent under Section 14.1, then Tenant shall give written notice of such intent to Landlord, which notice shall constitute an offer to Landlord to recapture the Premises, or the portion of the Premises covered by such sublease, as the case may be.  Tenant's notice to Landlord shall identify the specific "Rentable Area" of the Premises subleased or indicate that the Lease is to be assigned, and the date of commencement and termination of the sublease or the effective date for the assignment, and shall include a copy of all of the documents relating to such sublease or assignment.  Within thirty (30) days after Landlord's receipt of Tenant's notice, Landlord may at its sole option elect to recapture the Premises or such portion thereof, as the case may be, by giving Tenant written notice thereof.  If Landlord exercises its option, Tenant shall notify the prospective subtenant or assignee of Landlord's election, shall terminate the agreement with such prospective subtenant or assignee if so directed by Landlord, and shall surrender the space to Landlord pursuant to a written partial or total surrender of lease, as applicable, reasonably satisfactory to both parties, providing for the termination of this Lease with respect to the Premises or such portion thereof and the parties' obligations to each other with respect to such space.  Upon any partial termination under this Section 14.5, (x) the Rentable Area of the Premises shall be adjusted, and the base rent and additional rent shall be pro-rated as of the date of termination and shall be abated following the termination as to the surrendered Rentable Area, and (y) Landlord, at Landlord's sole cost and expense, shall construct Building standard demising walls to separate the space covered by such partial termination from the remaining part of the Premises.

15       RULES AND REGULATIONS.

The Landlord shall have the right to prescribe, at its sole discretion, the Rules and Regulations.  The Rules and Regulations may govern, without limitation, the use of sound apparatus, noise or vibrations emanating from machinery or equipment, obnoxious fumes and/or odors, the parking of vehicles, lighting and storage and disposal of trash and garbage.  The Landlord will not enforce the Rules and Regulations in a discriminatory manner and will make reasonable efforts to enforce the Rules and Regulations uniformly against all tenants.  The Tenant shall adhere to the Rules and Regulations and shall cause its agents, employees, invitees, visitors and guests to do so.  A copy of the Rules and Regulations in effect on the date hereof is attached hereto as Exhibit D. The Landlord shall have the right to amend the Rules and Regulations from time to time, provided that such amendment shall not have a material adverse effect on Tenant’s use of the Premises.  In the event of a conflict between the terms set forth in the Rules and Regulations and the terms set forth in this Lease, the terms set forth in this Lease shall govern.

16       SUBORDINATION AND ATTORNMENT.

16.1           Subordination.

16.1.1        Unless a Mortgagee otherwise shall elect as provided herein, the Tenant's rights under this Lease are and shall remain subject and subordinate to the operation and effect of any mortgage, deed of trust or other security instrument constituting a lien upon the Premises, and/or the Project, whether the same shall be in existence on the date hereof or created hereafter (any such lease, mortgage, deed of trust or other security instrument being referred to herein as a "Mortgage," and the party or parties having the benefit of the same, whether as beneficiary, trustee or noteholders being referred to hereinafter collectively as "Mortgagee"), provided that any subordination shall provide for non-disturbance in favor of the Tenant so that in the event of any foreclosure of the Mortgage, so long as Tenant is not in default of its obligations under this Lease and agrees to attorn to a foreclosure sale purchaser, Tenant’s rights under this Lease shall not be disturbed.  The Tenant's acknowledgment and agreement of subordination as provided for in this section is self-operative and no other instrument of subordination shall be required; however, the Tenant shall execute, within ten (10) days after request therefor, a reasonable document providing for such further assurance thereof and for such other matters as shall be requisite or as may be requested from time to time by the Landlord or any Mortgagee.  At Tenant’s request, Landlord agrees to use commercially reasonable efforts to obtain a commercially reasonable subordination, attornment and non-disturbance agreement on Landlord’s current mortgagee’s standard form.

16.1.2        The Landlord hereby directs the Tenant, upon (i) the occurrence of any event of default by the Landlord, as mortgagor under any Mortgage, (ii) the receipt by the Tenant of a notice of the occurrence of such event of default under such Mortgage from the Landlord or such Mortgagee, or (iii) a direction by the Mortgagee under such Mortgage to the Tenant to pay all Rent thereafter to such Mortgagee, to make such payment to such Mortgagee, and the Landlord agrees that in the event that the Tenant makes such payments to such Mortgagee, as aforesaid, the Tenant shall not be liable to the Landlord for the same.  In addition, the Mortgagee (and any person who acquires the property from Mortgagee) shall not be responsible for security deposits not actually received by the Mortgagee, or its affiliate, after the Mortgagee, or its affiliate, becomes the owner of the property.

16.2           Mortgagee's Unilateral Subordination.  If a Mortgagee shall so elect by notice to the Tenant or by the recording of a unilateral declaration of subordination, this Lease and the Tenant's rights hereunder shall be superior and prior in right to the Mortgage of which such Mortgagee has the benefit, with the same force and effect as if this Lease had been executed, delivered and recorded prior to the execution, delivery and recording of such Mortgage, subject, nevertheless, to such conditions as may be set forth in any such notice or declaration.

16.3           Attornment.  If any Person shall succeed to all or any part of the Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, and if such successor-in-interest requests or requires, the Tenant shall attorn to such successor-in-interest and shall execute within ten (10) after receipt thereof an agreement in confirmation of such attornment in a form as may be reasonably requested by such successor-in-interest.  Failure to respond within such ten (10) day period shall be deemed to be a confirmation by the Tenant of the facts and matters set forth therein.

16.4           Superior Leases.  Tenant acknowledges that Landlord may restructure the ownership of the Project involving one or more ground leases or master leases (the "Superior Leases").  In such event, Tenant agrees that this Lease will be automatically subordinated to such Superior Leases or, at Landlord's option, Tenant enter into a new sublease with the applicable master lessee upon substantially the same terms and conditions as are set forth herein, provided that in connection with such subordination or such new sublease, so long as Tenant is not in default hereunder beyond the expiration of any notice and cure period, in the event of a termination of any Superior Lease, Tenant's rights of use and occupancy shall not be disturbed and this Lease will automatically become a direct lease with the landlord under the Superior Lease.

17           DEFAULTS AND REMEDIES.

17.1           "Event of Default" Defined.  Any one or more of the following events shall constitute a default under the terms of this Lease ("Event of Default"):

(a)           the failure of the Tenant to pay any Rent or other sum of money due hereunder to the Landlord or any other person within ten (10) days after written notice that the same is due;

(b)           the filing of a petition proposing the adjudication of the Tenant as a bankrupt or insolvent, or the reorganization of the Tenant, or an arrangement by the Tenant with its creditors, whether pursuant to the Federal Bankruptcy Act or any similar federal or state proceeding, unless such petition is filed by a party other than the Tenant and is withdrawn or dismissed within ninety (90) days after the date of its filing;

(c)           the appointment of a receiver or trustee for the business or property of the Tenant, unless such appointment is vacated within ninety (90) days of its entry;

(d)           the making by the Tenant of an assignment for the benefit of  its creditors;

(e)           a default by the Tenant in the performance or observance of any covenant or agreement of this Leases to be performed or observed by the Tenant (other than as set forth in clauses (a) through (d) above), which default is not cured within thirty (30) days after the giving of written notice thereof by the Landlord, unless such default is of such nature that it cannot be cured within such 30-day period, in which event an Event of Default shall not be deemed to have occurred if the Tenant institutes a cure within the 30-day period and thereafter diligently and continuously prosecutes the curing of the same until completion, but in no event shall such cure period exceed ninety (90) days; provided, however, that if the Tenant defaults in the performance of any such covenant or agreement more than once in any twelve (12) month period during the Term, then notwithstanding that such defaults have each been cured by the Tenant, any further defaults shall be deemed an Event of Default without the ability to cure; or

(f)           the vacating or abandonment of the Premises by the Tenant at any time during the Term.

17.2           Landlord's Remedies.  Upon the occurrence of an Event of Default, the Landlord, without notice to the Tenant in any instance (except where expressly provided for below), may do any one or more of the following:

(a)           perform, on behalf and at the expense of the Tenant, any obligation of the Tenant under this Lease which the Tenant has failed to perform beyond any applicable grace or cure periods and of which the Landlord shall have given the Tenant notice (except in an emergency situation in which no notice is required), the cost of which performance by the Landlord, together with interest thereon at the Default Rate from the date of such expenditure, shall be deemed Additional Rent and shall be payable by the Tenant to the Landlord as otherwise set forth herein;

(b)           elect to terminate this Lease and the tenancy created hereby by giving notice of such election to the Tenant without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by other performance of condition, term, agreement or covenant broken, or elect to terminate the Tenant's possessory rights and all other rights of the Tenant without terminating this Lease, and in either event, at any time thereafter without notice or demand and without any liability whatsoever, re-enter the Premises by force, summary proceedings or otherwise to the extent permitted by applicable law, and remove the Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost and for the account of the Tenant without resort to legal process and without the Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; and

(c)           exercise any other legal and/or equitable right or remedy which it may have at law or in equity, including rights of specific performance and/or injunctive relief, where appropriate.

17.3           Damages.

17.3.1        If this Lease or Tenant’s right to possession is terminated by the Landlord pursuant to subsection 17.2, the Landlord shall use commercially reasonable efforts to relet the Premises and to otherwise mitigate its damages hereunder (provided, however, that such duty shall not be construed to require Landlord to lease the Premises in preference to other premises owned by Landlord and available for lease), and the Tenant nevertheless shall remain liable for any Rent and damages which may be due or sustained prior to such termination, as well as all reasonable costs, fees and expenses incurred by the Landlord in pursuit of its remedies hereunder, and/or in connection with any bankruptcy proceedings of the Tenant, and/or in connection with renting the Premises to others from time to time plus either:

(i)           the Rent which, but for the termination of this Lease, would have become due during the remainder of the Term, less the amount or amounts of rent, if any, which the Landlord receives during such period from others to whom the Premises may be rented (other than any additional rent received by the Landlord as a result of any failure of such other person to perform any of its obligations to the Landlord), in which case damages shall be computed and payable in monthly installments, in advance, on the first business day of each calendar month following the termination of this Lease and shall continue until the date on which the Term would have expired but for such termination, and any action or suit brought to collect any such damages for any month shall not in any manner prejudice the right of the Landlord to collect any damages for any subsequent months by similar proceeding; or

(ii)           liquidated damages equal to the present worth (as of the date of such termination) of the Rent which, but for the termination of this Lease, would have become due during the remainder of the Term, less the fair rental value of the Premises, as determined by an independent real estate broker selected by the Landlord, in which case such damages shall be payable to the Landlord in one lump sum on demand, and shall bear interest at the Default Rate.  "Present worth" shall be computed by discounting such amount to present worth at a rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank.

17.3.2        Notwithstanding anything to the contrary set forth in this subsection 17.3, if either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys' fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

17.4           Waiver of Jury Trial.  Each party hereto hereby waives any right which it may otherwise have at law or in equity to a trial by jury in connection with any suit or proceeding at law or in equity brought by the other against the waiving party or which otherwise relates to this lease, as a result of an event of default or otherwise.  The Tenant agrees that in the event the Landlord commences any summary proceeding for nonpayment of rent or possession of the Premises, the Tenant will not, and hereby waives, all right to interpose any counterclaim of whatever nature in any such proceeding.

18       ESTOPPEL CERTIFICATE.

From time to time, within ten (10) days after request from the Landlord, Tenant agrees to execute a written estoppel certificate in form and substance as may be reasonably requested from time to time by the Landlord, or any Mortgagee, certifying to any Mortgagee, any purchaser of Landlord's interest in all or any part of the Property, or any other person or entity designated by Landlord, as of the date of such estoppel certificate, the following: (a) whether the Tenant is in possession of the Premises; (b) whether this Lease is in full force and effect; (c) whether there are any amendments to this Lease, and if so, specifying such amendments; (d) whether there are any then-existing setoffs or defenses against the enforcement of any rights hereunder, and if so, specifying such matters in detail; (e) the dates, if any, to which any rent or other sums due hereunder have been paid in advance and the amount of any security deposit held by the Landlord; (f) that the Tenant has no knowledge of any then-existing defaults of the Landlord under this Lease, or if there are such defaults, specifying them in detail; (g) that the Tenant has no knowledge of any event having occurred that authorized the termination of this Lease by the Tenant, or if such event has occurred, specifying it in detail; (h) the address to which notices to the Tenant should be sent; and (i) any and all other matters reasonably requested by the Landlord, any Mortgagee and/or any other person or entity designated by the Landlord.  Any such estoppel certificate may be relied upon by the person or entity to whom it is directed or by any other person or entity who could reasonably be expected to rely on it in the normal course of business.  The failure of the Tenant to execute, acknowledge and deliver such a certificate in accordance with this section within ten (10) days after a request therefor by the Landlord shall constitute an acknowledgment by the Tenant, which may be relied on by any person or entity who would be entitled to rely upon any such certificate, that such certificate as submitted by the requesting party to the other party is true and correct, and the requesting party is hereby authorized to so certify.

19       QUIET ENJOYMENT.

The Landlord hereby warrants that, so long as all of the Tenant's obligations hereunder are timely performed, the Tenant will have during the Term quiet and peaceful possession of the Premises and enjoyment of such rights as the Tenant may hold hereunder to use the Common Areas, except if and to the extent that such possession and use are terminated pursuant to this Lease.

20       NOTICES.

Except as may be otherwise provided in this Lease, any notice, demand, consent, approval, request or other communication or document to be provided hereunder to the Landlord or the Tenant (a) shall be in writing, and (b) shall be deemed to have been provided (i) two (2) days following the date sent as certified mail in the United States mails, postage prepaid, return receipt requested, (ii) on the day following the date it is deposited prior to the close of business with Federal Express or another national courier service or (iii) on the date of hand delivery (if such party's receipt thereof is acknowledged in writing), in each case to the address of such party set forth hereinbelow or to such other address as such party may designate from time to time by notice to each other party hereto.

If to the Landlord, notice shall be sent to:

Struever Bros. Eccles & Rouse, Inc.
1040 Hull Street, Suite 200
Baltimore, Maryland  21230
Attention:  Asset Management

with a copy to:

John P. Machen, Esquire
DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, Maryland  21209

If to the Tenant, notice shall be sent to:

Prior to occupancy:

260 Lake Road
Dayville, Connecticut 06241
Attention:  Thomas A. Dziki

After occupancy:

The Premises
Attention:  Thomas A. Dziki

with a copy to:

Joseph A. Anesta, Esq.
Cameron & Mittleman LLP
56 Exchange Terrace
Providence, Rhode Island  02903

21       GENERAL

21.1           Effectiveness.  This Lease shall become effective on and only on its execution and delivery by each party hereto.

21.2           Complete Understanding.  This Lease represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior negotiations, representations, guaranties, warranties, promises, statements and agreements, either written or oral, between the parties hereto as to the same.

21.3           Amendment.  This Lease may be amended by and only by an instrument executed and delivered by each party hereto.

21.4           Waiver.  No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and, without limiting the generality of the foregoing, no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise).  No such waiver made in any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance or any other such right.  Without limiting the generality of the foregoing provisions of this subsection, the Landlord's receipt or acceptance of any Base Rent, Additional Rent or other sum from the Tenant or any other person shall not be deemed a waiver of the Landlord's right to enforce any of its rights hereunder on account of any default by the Tenant in performing its obligations hereunder.

21.5           Applicable Law.  This Lease shall be given effect and construed by application of the laws of Rhode Island and any action or proceeding arising hereunder shall be brought in the courts of Rhode Island.

21.6           Commissions.  The parties hereto hereby acknowledge and agree that, in connection with the leasing of the Premises hereunder, they have used the services of CB Richard Ellis-New England.  Any and all commissions due such brokers shall be paid in accordance with the terms and conditions set forth in a separate written agreement or agreements between the Landlord and such broker.  Subject to the foregoing, each party hereto hereby represents and warrants to the other that, in connection with such leasing, the party so representing and warranting has not dealt with any real estate broker, agent or finder, and there is no commission, charge or other compensation due on account thereof.  Each party hereto shall indemnify and hold harmless the other against and from any inaccuracy in such party's representation.

21.7           Landlord's Liability.   No Person holding the Landlord's interest hereunder (whether or not such Person is named as the "Landlord" herein) shall have any liability hereunder after such Person ceases to hold such interest, except for any such liability accruing while such Person holds such interest.  No Mortgagee not in possession of the Premises shall have any liability hereunder.  Neither the Landlord nor any principal of the Landlord, whether disclosed or undisclosed, shall have any personal liability under this Lease.  If the Landlord defaults in performing any of its obligations hereunder or otherwise, the Tenant shall look solely to the Landlord's equity, interest and rights in the Project and the proceeds thereof to satisfy the Tenant's remedies on account thereof.

21.8           Remedies Cumulative.  No reference to any specific right or remedy shall preclude the Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled at law or in equity.  No failure by the Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition.  No waiver by either party of any breach by the other party under this Lease or of any breach by any other tenant under any other lease of any portion of the Building shall affect or alter this Lease in any way whatsoever.

21.9           Severability.  No determination by any court, governmental or administrative body or agency or otherwise that any provision of this Lease or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision hereof, or (b) such provision in any circumstance not controlled by such determination.  Each such provision shall remain valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

21.10         Authority.  If the Tenant is a corporation partnership, limited liability company or similar entity, the person executing this Lease on behalf of the Tenant represents and warrants that (a) the Tenant is duly organized and validly existing and (b) this Lease (i) has been authorized by all necessary parties, (ii) is validly executed by an authorized officer or agent of the Tenant and (iii) is binding upon and enforceable against the Tenant in accordance with its terms.

21.11         Recordation.  Except for a memorandum of lease which has been approved by Landlord, neither this Lease, any amendment to this Lease, nor any memorandum, affidavit or other item with respect thereto shall be recorded by the Tenant or by anyone acting through, under or on behalf of the Tenant, and the recording thereof in violation of this provision shall (i) be deemed an Event of Default and (ii) at the Landlord's election, make this Lease null and void.

21.12         Headings.  The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference and shall not be considered in construing their contents.

21.13         Construction.  As used herein, all references made (a) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders; (b) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well; and (c) to any section, subsection, paragraph or subparagraph shall be deemed, unless otherwise expressly indicated, to have been made to such section, subsection, paragraph or subparagraph of this Lease.

21.14         Exhibits.  Each writing or drawing referred to herein as being attached hereto as a schedule, an exhibit or otherwise designated herein as a schedule or an exhibit hereto is hereby made a part hereof.

IN WITNESS WHEREOF, each party hereto has executed and ensealed this Lease, or caused it to be executed and ensealed on its behalf by its duly authorized representatives, on the date first above written.

WITNESS or ATTEST:	LANDLORD:

ALCO CITYSIDE FEDERAL LLC

/s/ Catherine A. Hearn	By: /s/ J. Martin Lastner (SEAL)
Name: J. Martin Lastner
Title: Agent

WITNESS or ATTEST:	TENANT:

UNITED NATURAL FOODS, INC.

/s/ Thomas A. Dziki	By: /s/ Mark E. Shamber (SEAL)
Name: Mark Shamber
Title: Chief Financial Officer

EXHIBIT A

Site Plan showing Project and Building

EXHIBIT B

Drawing showing approximate location of Premises

Exhibit C

Tenant Improvements/Space Plan

EXHIBIT D

Current Rules and Regulations

1.
The sidewalks, passages, driveways, stairways and other Common Areas shall not be obstructed by the Tenant or Tenant’s agents, employees, or invitees or used by the Tenant for any purpose other than ingress and egress from and to the Tenant's premises.  The Landlord shall in all cases retain the right to control or prevent access thereto by any person whose presence, in the Landlord's judgment, would be prejudicial to the safety, peace, character or reputation of the property or of any tenant of the Project.

2.
The toilet rooms, water closets, sinks, faucets, plumbing and other service apparatus of any kind shall not be used by the Tenant for any purpose other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith by the Tenant, or left by the Tenant in the lobbies, passages, elevators or stairways of the Building.  The expense of any breakage, stoppage or damage to such sinks, toilets and the like shall be borne by the tenant who, or whose employees, contractors or invitees, caused it.

3.
No skylight, window, door or transom of the Building shall be covered or obstructed by the Tenant, and no window shade, blind, curtain, screen, storm window, awning, canopy or other material shall be installed or placed on any window or in any window space, except as approved in writing by the Landlord.  If the Landlord has installed or hereafter installs any shade, blind or curtain in the Premises, the Tenant shall not remove it without first obtaining the Landlord's written consent thereto.  The color and design of any shade, blind, curtain, screen, storm window, awning, canopy or other material must be in accordance with Landlord’s Building standards.

4.
No sign, lettering, insignia, advertisement, notice or other thing shall be inscribed, painted, installed, erected or placed in any portion of the Premises which may be seen from outside the Building, or on any window, window space or other part of the exterior or interior of the Building, unless first approved in writing by the Landlord.  Names on suite entrances may be provided by and only by the Landlord and at the Tenant's expense, using in each instance lettering of a design and in a form consistent with the other lettering in the Building, or as approved in writing by the Landlord, which approval shall not be unreasonably withheld.

5.
The Tenant shall not place any other or additional lock upon any door within the Premises or elsewhere upon the Project, and the Tenant shall surrender all keys for all such locks at the end of the Term.  The Landlord shall provide the Tenant with one set of keys to the Premises when the Tenant assumes possession thereof.

6.
The Tenant shall not do or permit to be done anything that obstructs or interferes with the rights of any other tenant of the Project.  No bird, fish or animal shall be brought into or kept in or about the Premises, the Building and/or the Project.

7.
If the Tenant desires to install signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices within the Premises, the Landlord shall direct where and how they are to be installed and, except as so directed, no installation, boring or cutting shall be permitted.  The Landlord shall have the right (a) to prevent or interrupt the transmission of excessive, dangerous or annoying current of electricity or otherwise into or through the Premises, the Building and/or the Project, (b) to require the changing of wiring connections or layout at the Tenant's expense, to the extent that the Landlord may deem necessary, (c) to require compliance with such reasonable rules as the Landlord may establish relating thereto, and (d) in the event of noncompliance with such requirements or rules, immediately to cut wiring or do whatever else it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building and/or the Project.  Each wire installed by the Tenant must be clearly tagged at each distributing board and junction box and elsewhere where required by the Landlord, with the number of the office to which such wire leads and the purpose for which it is used, together with the name of the Tenant or other concern, if any, operating or using it.

8.	A directory shall be provided by the Landlord on the ground floor of the Building or elsewhere within the Project, on which the Tenant's name may be placed.

9.
The Landlord shall in no event be responsible for admitting or excluding any person from the Premises.  In case of invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty, the Landlord shall have the right to bar or limit access to the Project to protect the safety of occupants of the Project, or any property within the Project.

10.	The use of any area within the Building as sleeping quarters is strictly prohibited at all times.

11.
The Tenant shall keep the windows and doors of the Premises (including those opening on corridors and all doors between rooms entitled to receive heating or air conditioning service and rooms not entitled to receive such service) closed while the heating or air-conditioning system is operating, in order to minimize the energy used by, and to conserve the effectiveness of, such systems.  The Tenant shall comply with all reasonable rules and regulations from time to time promulgated by the Landlord with respect to such systems or their use.

12.
The Landlord shall have the right to prescribe the weight and position of inventory and of other heavy equipment or fixtures, which shall, if considered necessary by the Landlord, stand on plank strips to distribute their weight.  Any and all damage or injury to the Project arising out of the Tenant's equipment being on the property shall be repaired by the Tenant at its expense.  The Tenant shall not install or operate any machinery whose installation or operation may affect the structure of the Building without first obtaining the Landlord's written consent thereto, and the Tenant shall not install any other equipment of any kind or nature whatsoever which may necessitate any change, replacement or addition to, or in the use of, the water system, the heating system, the plumbing system, the air-conditioning system or the electrical system of the Premises, the Building or the Project without first obtaining the Landlord's written consent thereto.  Business machines and mechanical equipment belonging to the Tenant which cause noise or vibration that may be transmitted to the structure of the Building, any other buildings on the Project, or any space therein to such a degree as to be objectionable to the Landlord or to any tenant, shall be installed and maintained by the Tenant, at its expense, on vibration eliminators or other devices sufficient to eliminate such noise and vibration.  The Tenant shall remove promptly from any sidewalks and other areas on the Project any of the Tenant's furniture, equipment, inventory or other material delivered or deposited there.

13.
The Tenant shall not place or permit its agents, employees or invitees to place any thing or material on the roof or in the gutters and downspouts of the Building or cut, drive nails into or otherwise penetrate the roof, without first obtaining the Landlord's written consent thereto.  The Tenant shall be responsible for any damage to the roof caused by its employees or contractors.  The Tenant shall indemnify the Landlord and hold the Landlord harmless against expenses incurred to correct any damage to the roof resulting from the Tenant's violation of this rule, as well as any consequential damages to the Landlord or any other tenant of the Project.  The Landlord shall repair damage to the roof caused by the Tenant's acts, omissions or negligence and the Tenant shall reimburse the Landlord for all expenses incurred in making such repairs.  The Landlord or its agents may enter the Premises at all reasonable hours to make such roof repairs.  If the Landlord makes any expenditure or incurs any obligation for the payment of money in connection therewith, including but not limited to attorneys' fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the Default Rate, and costs, shall be deemed to be Additional Rent and shall be paid by the Tenant to the Landlord within five (5) days after rendition of any bill or statement to the Tenant therefor.  The Tenant shall not place mechanical or other equipment on the roof without the Landlord's prior written consent, which shall be conditioned in part upon the Landlord's approval of the Tenant's plans and specifications for such installations.  The costs of any roof improvements made pursuant hereto shall be borne by the Tenant.

14.	The Landlord reserves the right to institute energy management procedures when necessary provided such procedures do not materially adversely affect Tenant’s business operations at the Premises.

15.
Subject to applicable laws, Landlord shall specifically designate smoking areas throughout the Project.  Tenant and Tenant’s agents, employees and invitees shall refrain from smoking in any areas of the Project (whether enclosed or otherwise), other than those areas specifically designated by Landlord as smoking areas.

16.
The Tenant shall assure that the doors and windows of the Premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before the Tenant and its employees leave the Premises each day.

17.
The Landlord shall have the right to rescind, suspend or modify these Rules and Regulations and to promulgate such other rules or regulations as, in the Landlord's reasonable judgment, are from time to time needed for the safety, care, maintenance, operation and cleanliness of the Building or the Project, or for the preservation of good order therein.  Upon the Tenant's having been given notice of the taking of any such any action, the Rules and Regulations as so rescinded, suspended, modified or promulgated shall have the same force and effect as if in effect at the time at which the Tenant's lease was entered into (except that nothing in the Rules and Regulations shall be deemed in any way to alter or impair any provision of such lease).

18.
Nothing in these Rules and Regulations shall give any tenant any right or claim against the Landlord or any other person if the Landlord does not enforce any of them against any other tenant or person (whether or not the Landlord has the right to enforce them against such tenant or person), and no such non-enforcement with respect to any tenant shall constitute a waiver of the right to enforce them as to the Tenant or any other tenant or person.

19.
Except as otherwise set forth in the Lease, in any instance in which the Landlord's prior consent or approval is required, the Landlord shall have the right to withhold or condition such consent or approval in its reasonable discretion.

 Exhibit E

FORMS
FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is made on this _________ day of ________ _____ by and between _______________________, a ____________ limited liability company (the "Landlord"), and _________________________________, a ____________ (the "Tenant").

A.
Landlord and Tenant are parties to a Lease dated ____________, with respect to approximately ______ square feet of space (the “Premises”) at the mixed use retail/office project located in Providence, Rhode Island at ______________ Street known as ________________ (the “Lease”).

B.
The parties have agreed to amend the Lease to provide that (i) Landlord will construct and own certain additional improvements to the Premises and (ii) in return for Landlord undertaking such additional work the rent under the Lease shall increase as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuation consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Lease as follows:

1.           Construction of Improvements.  Landlord shall, in addition to the improvements to be constructed by Landlord as currently provided in the Lease, construct the improvements to the Premises as described on Exhibit A attached hereto (the “Additional Improvements”).  All such work shall be undertaken in a good and workmanlike manner in accordance with plans and specifications approved by both Landlord and Tenant and otherwise as provided in the Lease.

2.           Ownership of Improvements.  All Additional Improvements to be constructed by Landlord as described in Exhibit A shall be the property of the Landlord.  If any of such Additional Improvements are damaged by fire and other casualty and the Landlord is required under the Lease to restore, such restoration obligation shall extend to the Additional Improvements.

3.           Increased Rent.  Notwithstanding Section ____ of the Lease, the Base Rent under the Lease shall be increased by the amount of the "Increased TI Rent" as provided below:

Period	Base Rent	Increased TI Rent	Total

4.           Liability for Increased TI Rent.  Notwithstanding anything herein or the Lease to the contrary, if Tenant shall fail to make any payment of the Increased TI Rent to Landlord hereunder, Landlord's sole and exclusive remedy as to such default alone shall be to credit the amount of such delinquent Increased TI Rent payment against the debt service payment owed under that certain promissory note dated ________________ by Landlord, as maker, to Tenant, as payee.

5.           No Other Amendments.  Except as provided herein, the terms and conditions of the Lease remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the day and year first above written.

WITNESS/ATTEST:	[LANDLORD]

_________________________	By:_________________________________

[TENANT]

_________________________	By:_________________________________

PROMISSORY NOTE
$__________________	_________________, ____
__________, _________

FOR VALUE RECEIVED, __________________________________[name of Landlord] (the "Borrower") promises to pay to the order of ______________________________________ [name of Tenant] (the "Lender"), its successors and assigns, and any subsequent holder of this Note, the aggregate principal amount of $______________________________ (the "Principal Amount") together with interest on the unpaid balance of the Principal Amount.

Interest shall not begin to accrue on this Note until the Interest Commencement Date, which shall be the date the Lender commences payment of rent under that certain Lease dated _________________________________, as amended, for space in the improvements located at _______________________ in ____________ (the "Lease").  Commencing on first day of the month next following the Interest Commencement Date and continuing on the first day of each month thereafter, Borrower shall pay to Lender principal and interest, in equal monthly installments of $_____________________ until the maturity of this Note, at which time all unpaid interest accrued through the date of such maturity shall be paid in full by the Borrower to the Lender.  Such payment represents a level monthly payment of principal and interest at ten percent (____________%) per year over a ____________________ month amortization period.  Unless sooner paid, the unpaid Principal Amount, together with interest accrued and unpaid thereon, shall be due and payable in full on the first day of the ________________th month after the Interest Commencement Date.

Borrower’s failure to pay any monthly installment of Principal and Interest when due hereunder shall constitute a default under this Note (“Default”). Upon the occurrence of a Default, the Lender’s sole and exclusive remedy (and notwithstanding any restrictions in the Lease regarding rent offset) shall be to offset against each monthly installment of rent due under the Lease and any amendments thereto, the amount of any such unpaid monthly installment due hereunder.  The Lender shall have no right to accelerate the payment of the indebtedness hereunder in the event of any Default.

All payments and prepayments of the Principal Amount, interest thereon and any other amounts payable hereunder shall be paid in lawful money of the United States of America in immediately available funds during regular business hours of the Lender at ____________________________________ , or at such other place as the Lender or any other holder of this Note may at any time or from time to time designate in writing to the Borrower.

The Borrower and the Lender hereby voluntarily and intentionally waive any right they may have to a trial by jury in any action, proceeding or litigation directly or indirectly arising out of, under or in connection with this Note.

This note shall be governed and construed under the laws of the State of Rhode Island, and the Borrower hereby irrevocably consents and submits to the jurisdiction and venue of any state or federal court sitting in the State of Rhode Island over any suit, action or judicial proceeding brought to enforce or construe this Note or arising out of or relating to this Note.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its name, under its seal and on its behalf by its duly authorized officers the day and year first written above.

ATTEST:	[LANDLORD]

By:_________________________________

Exhibit F

Schedule of Deliveries

 Exhibit G
Janitorial Specifications

Daily: Office Areas

Remove trash, dust, vacuum and spot clean carpets, clean kitchen, mop all tile/wood floors, clean and polish door glass, clean and polish elevator cabs.  Landlord will also establish recycling programs for office space and coordinate with cleaning services for the proper disposal of office refuse.

Weekly: Office Areas

Dust windowsills, dust blinds, dust/clean file cabinets and all work station surfaces.

Monthly: Office Areas

Wipe down doorframes and baseboards, clean wall vents and heaters

Daily: Restrooms

Clean mirrors, sweep and wash floor, fully clean and disinfect toilets and urinals, clean walls/partitions next to urinals, clean sinks, empty trash, refill paper products and soap.

Exhibit H

Parking Area Drawing